UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.       )

Filed by the Registrant
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Filed by a Party other than the Registrant
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Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under Rule 14a-12

ATLANTIC UNION BANKSHARES CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Atlantic Union Bankshares Corporation
Richmond, Virginia
March 22, 2022
Dear Fellow Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders of Atlantic Union Bankshares Corporation. The meeting will be held on Tuesday, May 3, 2022 at 10:00 a.m., Eastern Time. Our priority remains the safety of our shareholders, teammates and community. In response to the continued uncertainty and public health concerns regarding the COVID-19 pandemic, the meeting will be a virtual meeting held on the Internet. There will be no physical location for the meeting. The meeting can be accessed at: https://meetnow.global/MW9HGLM where you will be able to attend the meeting, submit questions and vote. For more information on how to attend the Annual Meeting, please see the instructions in the accompanying proxy statement, beginning on page 1.
Shareholders will be asked:
1.
to elect nine directors to serve until the 2023 annual meeting of shareholders;

2.
to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022;

3.
to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers; and

4.
to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

You will find information regarding these matters in the accompanying proxy statement.
You may vote your shares in advance by Internet, telephone or regular mail, or in person at the Annual Meeting if you have your control number. On or about March 22, 2022, we mailed our shareholders a notice containing instructions on how to obtain the proxy statement and the 2021 Annual Report to Shareholders on the Internet and how to vote their shares over the Internet. You may read, print and download the proxy statement and 2021 Annual Report to Shareholders at http://www.edocumentview.com/AUB. You may request paper copies of these materials as well by following the instructions on the notice. If you receive a proxy card, it also contains instructions regarding how to vote in advance by Internet, telephone or regular mail or in person at the Annual Meeting if you have your control number. For purposes of the proxy statement, shareholders who attend the Annual Meeting virtually will be considered to be attending the Annual Meeting “in person.”
At the Annual Meeting, we will report to you about the condition and performance of Atlantic Union Bankshares Corporation and its subsidiaries. You will have an opportunity to question management or directors about matters that affect the interests of all shareholders.
Your vote is very important. Please take the time to vote now so that your shares are represented and voted at the meeting, even if you cannot attend. We value your continued support and loyalty. Thank you.
Very truly yours,
John C. Asbury
President and Chief Executive Officer

Atlantic Union Bankshares Corporation
1051 East Cary Street, Suite 1200
Richmond, Virginia 23219
NOTICE OF ANNUAL MEETING
The Annual Meeting of Shareholders of Atlantic Union Bankshares Corporation (the “Company”) will be held on Tuesday, May 3, 2022 at 10:00 a.m., Eastern Time, as a virtual meeting held on the Internet. Shareholders will be able to attend the Annual Meeting via live, audio-only webcast, vote their shares electronically and submit questions prior to and during the meeting. The Annual Meeting can be accessed at: https://meetnow.global/MW9HGLM.
The Annual Meeting will be held for the following purposes:
1.
to elect nine directors to serve until the 2023 annual meeting of shareholders;

2.
to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022;

3.
to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers; and

4.
to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Information about these matters may be found in the accompanying proxy statement.
All shareholders of record of the Company’s common stock at the close of business on March 9, 2022 are entitled to notice of and to vote at the meeting and any adjournments thereof.
YOUR VOTE IS IMPORTANT. YOU HAVE A CHOICE OF VOTING BY PROXY CARD, TELEPHONE, OR THE INTERNET. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE YOUR SHARES BY SUBMITTING YOUR PROXY AS PROMPTLY AS POSSIBLE.
YOU MAY SUBMIT YOUR PROXY AND VOTE YOUR SHARES:
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BY EXECUTING AND RETURNING THE PROXY CARD AS DIRECTED ON THE PROXY CARD; OR

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BY VOTING BY TELEPHONE OR OVER THE INTERNET. TO VOTE BY TELEPHONE, SIMPLY USE THE INSTRUCTIONS ON THE PROXY CARD. TO VOTE BY INTERNET, SIMPLY USE THE INSTRUCTIONS ON THE PROXY CARD OR THE NOTICE OF INTERNET AVAILABILITY RECEIVED IN THE MAIL.

IF YOU DECIDE TO ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PREVIOUSLY SUBMITTED PROXY AND VOTE ONLINE DURING THE MEETING ON ANY MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

If your shares of the Company’s common stock are held through a bank, broker or other custodian, then that organization is considered the shareholder of record and the shares are considered held in “street name.” The Company provided its proxy materials to the shareholder of record for distribution to you along with their voting instructions. As the beneficial owner of the shares, you have the right to direct the shareholder of record how to vote your shares. Check the information forwarded to you by the shareholder of record to see which voting methods are available to you. If you plan to vote during the Annual Meeting and your shares are held by a bank, broker or other shareholder of record, please follow the instructions in the accompanying proxy statement, beginning on page 2.
By Order of the Board of Directors,
Rachael R. Lape
General Counsel/Corporate Secretary
March 22, 2022

ATLANTIC UNION BANKSHARES CORPORATION
PROXY STATEMENT

i

Atlantic Union Bankshares Corporation
PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 3, 2022
GENERAL
The Board of Directors (the “Board of Directors” or the “Board”) of Atlantic Union Bankshares Corporation (the “Company”) is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2022 Annual Meeting of Shareholders of the Company (the “Annual Meeting”). The Annual Meeting will be held virtually on Tuesday, May 3, 2022 at 10:00 a.m., Eastern Time via live, audio-only webcast. The proxies also may be voted at any adjournments or postponements of such meeting.
The mailing address of the Company’s principal executive offices is 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219.
This proxy statement is being furnished to shareholders beginning on March 22, 2022. In accordance with U.S. Securities and Exchange Commission (“SEC”) rules, the Company is furnishing this proxy statement over the Internet to its shareholders. Most of the Company’s shareholders will not receive printed copies of this proxy statement; instead, most shareholders will receive the Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 3, 2022 (the “Notice of Internet Availability”), which contains instructions on how to access the proxy materials over the Internet and vote. The Notice of Internet Availability was first mailed to shareholders on March 22, 2022. By furnishing proxy materials over the Internet, the Company is able to reduce the printing and mailing costs of this solicitation and help conserve natural resources. If you receive the Notice of Internet Availability but would still like to receive paper copies of the proxy materials, please follow the instructions on the Notice of Internet Availability. Shareholders may vote over the Internet, by telephone, or by mail.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 3, 2022

A complete set of proxy materials relating to the Annual Meeting is available on the Internet. These materials, including the notice of annual meeting, proxy statement and the 2021 Annual Report & Form 10-K (the “2021 Annual Report to Shareholders”), may be viewed at: http://www.edocumentview.com/AUB.

Attending the Annual Meeting
In light of the ongoing COVID-19 pandemic, the Board of Directors, after careful consideration, has decided that the Annual Meeting will be a completely virtual meeting of shareholders, conducted exclusively online via a live, audio-only webcast, in order to protect the health and safety of our shareholders, teammates and community. There will be no physical location for the Annual Meeting. The Annual Meeting has been designed to provide substantially the same rights to participate as you would have at an in-person meeting. The Annual Meeting can be accessed at: https://meetnow.global/MW9HGLM.
If you were a shareholder as of the close of business on March 9, 2022, the record date for the Annual Meeting (the “record date”), and you have your control number, you may vote and ask questions during the Annual Meeting by following the instructions below. For shareholders of record, the control number can be found on your proxy card or notice. If you hold your shares through a bank, broker or other shareholder of record, you must register in advance to vote and ask questions during the Annual Meeting by following the instructions below.
If you do not have your control number, you may attend the Annual Meeting as a guest (non-shareholder), but you will not have the option to vote your shares or ask questions during the Annual Meeting.

The Annual Meeting will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time to provide ample time for logging in. If you have difficulties logging into the Annual Meeting, you can utilize the technical resources available on the log-in webpage for the Annual Meeting at https://meetnow.global/MW9HGLM or contact investor.relations@atlanticunionbank.com for technical assistance.
If there are any technical issues in convening or hosting the Annual Meeting, we will promptly post information to the Company’s website, www.investors.atlanticunionbank.com, under the Company Info tab and the heading “Annual Reports & Proxy,” including information on when the Annual Meeting will be reconvened.
Voting at the Annual Meeting
All properly executed written proxies and all properly completed proxies submitted by telephone or Internet pursuant to this solicitation will be voted in accordance with the directions given in the proxy unless the proxy is revoked prior to the completion of voting at the Annual Meeting (as described below). Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote during the meeting.
If you are a shareholder of record, you may vote during the Annual Meeting using your control number found on your proxy card or notice.
If you hold your shares through a bank, broker or other shareholder of record, then that organization is considered the shareholder of record and the shares are considered held in “street name.” The Company provided its proxy materials to the shareholder of record for distribution to you along with their voting instructions. As the beneficial owner of the shares, you have the right to direct the shareholder of record how to vote your shares. Check the information forwarded to you by the shareholder of record to see which voting methods are available to you.
If you hold your shares in street name, you must register in advance to vote during the Annual Meeting. To register, you must first obtain a legal proxy from your bank, broker, or other shareholder of record and email proof of your legal proxy, either as a forwarded email from your bank, broker, or other shareholder of record, or attached image of your legal proxy, reflecting the number of shares of Company common stock you held as of the record date, along with your name and email address to Computershare, our transfer agent, at legalproxy@computershare.com. Requests for registration must include the subject line “Legal Proxy” and be received by Computershare no later than 5:00 p.m., Eastern Time, on Thursday, April 28, 2022. You will receive a confirmation email from Computershare of your registration and a control number that you can use to vote during the Annual Meeting.
Questions at the Annual Meeting
Shareholders may submit questions either before or during the Annual Meeting by logging into the Annual Meeting using your control number and following the instructions to submit a question. Questions pertinent to meeting matters will be answered during the meeting after voting is completed, subject to time constraints. Our Company representative will facilitate the process by posing questions to our management team. Questions or comments that relate to proposals that are not properly presented before the Annual Meeting, relate to matters that are not proper subject for action by shareholders, are irrelevant to the Company’s business, relate to material non-public information of the Company, relate to personal concerns or grievances, are derogatory to individuals or that are otherwise in bad taste, are in substance repetitious of a question or comment made by another shareholder, or are not otherwise suitable for the conduct of the Annual Meeting as determined in the sole discretion of the Company, will not be answered.
Revocation of Proxies
Any shareholder who has submitted a valid proxy may revoke it by attending the Annual Meeting and voting during the meeting, or by submitting a new, valid proxy bearing a later date, by submitting a new, valid later proxy by telephone or Internet, or by submitting written notice of revocation to the Corporate Secretary addressed to Atlantic Union Bankshares Corporation, 1051 East Cary Street, Suite 1200,

Richmond, Virginia 23219, in each case prior to the start of the Annual Meeting. Proxies will extend to, and will be voted at, any adjournments or postponements of the Annual Meeting. Note that virtual attendance at the Annual Meeting does not in and of itself constitute a revocation of a proxy.
If your shares are held through a bank, broker, or other shareholder of record and you wish to revoke your proxy or change your vote, you should contact that organization.
Voting Rights of Shareholders
Only shareholders of record of the Company’s common stock at the close of business on March 9, 2022, the record date, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At the close of business on March 9, 2022, there were 75,521,645 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting. A majority of the votes entitled to be cast by the holders of the common stock, represented in person or by proxy, will constitute a quorum for the transaction of business. Holders of the Company’s depositary shares, each representing a 1/400th interest in a share of 6.875% perpetual non-cumulative preferred stock, Series A (the “Depositary Shares”) are not entitled to notice of or to vote at the Annual Meeting.
Each shareholder of record of the Company’s common stock on the record date will be entitled to one vote for each share registered in his or her name with respect to each matter to be voted upon at the Annual Meeting. Shares for which the shareholder of record has elected to abstain or to withhold the proxies’ authority to vote on a matter, and “broker non-votes,” will count toward a quorum.
The amended and restated bylaws of the Company provide for a “majority vote” standard in uncontested director elections. Accordingly, with regard to the election of directors, votes may be cast in favor or against a nominee, or shareholders may abstain from voting. If a quorum is present, each of the nine nominees for director who receives more votes cast in favor than against at the Annual Meeting, in person or by proxy, will be elected as a director; therefore, abstentions and “broker non-votes” will have no effect on the outcome of the election. If a nominee who is an incumbent director is not elected under this standard, he or she must offer his or her resignation promptly to the Board pursuant to the Company’s Director Resignation Policy, and the Board will then determine whether to accept or reject the offered resignation or whether to take other action. The Company maintains a “plurality vote” standard in contested director elections (i.e., where the number of nominees exceeds the number of directors to be elected).
For all other proposals, votes may be cast in favor or against, or shareholders may abstain from voting. Approval of these other proposals (including the advisory (non-binding) vote to approve the compensation of the Company’s named executive officers and the ratification of the Company’s independent registered public accounting firm) requires an affirmative vote of a majority of the votes cast on the matter. Although abstentions and “broker non-votes” are counted for purposes of determining the presence or absence of a quorum, they generally do not count as votes cast, and therefore will have no effect on such proposals.
Routine and Non-Routine Proposals
If you own shares that are held in street name, meaning through a broker, bank, or other similar organization, and you do not provide the organization that holds the shares with specific voting instructions then, under applicable rules, the organization that holds the shares may generally vote your shares with respect to “routine” matters but cannot vote your shares on “non-routine” matters. If the organization that holds such shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.”
The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022 (Proposal No. 2) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no “broker non-votes” are expected to occur in connection with Proposal No. 2. The election of nine directors (Proposal No. 1), and the advisory (non-binding) vote to approve the compensation of the Company’s named executive officers (Proposal No. 3) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on these non-routine matters, and therefore “broker non-votes” may occur in connection with Proposals No. 1 and 3.
Solicitation of Proxies
The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by the Board of Directors by mail and electronic notice and access to the Internet. If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail, telephone, electronic communication or in person by directors, officers and employees of the Company, its subsidiaries or affiliates, none of whom will receive additional compensation for these services. The Company has engaged Regan & Associates, Inc. to assist the Company in the solicitation of proxies for the Annual Meeting for a fee of approximately $18,000 plus expenses.

PROPOSAL 1 — ELECTION OF NINE DIRECTORS
Prior to the 2020 annual meeting of shareholders, the Board was divided into three classes with three-year terms expiring in 2020 (Class III), 2021 (Class I), and 2022 (Class II). At the 2020 annual meeting, shareholders approved an amendment to the Company’s articles of incorporation to eliminate the classified structure of the Board and provide for the annual election of directors beginning at this Annual Meeting.
The declassification did not affect the unexpired three-year terms of directors elected prior to the 2020 annual meeting of shareholders. In accordance with the amendment to the Company’s articles of incorporation, the phased in declassification of the Board began with the 2021 annual meeting of shareholders and will result in the Board being fully declassified (and all Board members standing for annual elections) commencing with the 2023 annual meeting of shareholders.
The table below summarizes the implementation of the declassification of the Board:
Annual Meeting Year	Length of Term for Directors Elected	Year that Term Would Expire
2020 – Class III Directors	Three Years	2023
2021 – Class I Directors	One Year	2022
2022 – Former Class I and Class II Directors	One Year	2023
2023 and thereafter – All Directors (No Classes)	One Year	One Year Later
If a vacancy occurs prior to the Board being fully declassified, a new Board member (if any) may be appointed to fill the remaining portion of the term of the individual who has departed the Board.
The terms of office for four Class II directors and five unclassified directors (formerly, Class I directors) of the Company, all currently serving as directors, will expire at the Annual Meeting. All such directors have been nominated for election to continue serving as directors and, if elected, each nominee will serve as an unclassified director until the 2023 annual meeting of shareholders.
The Company’s bylaws provide that no director may serve on the Board after the annual meeting following his or her 72nd birthday, other than those directors the Board has determined to be exempt from the mandatory retirement provision. There are no directors who are exempt from the mandatory retirement provision. The Board believes a mandatory retirement age of 72 allows valuable, experienced directors with deep knowledge of the operations of the Company and a thorough understanding of the Company’s history, policies and objectives to serve without unnecessary early retirement, thereby allowing the Company to be more competitive. Unless otherwise indicated, a submitted proxy will be voted for the election of all of the nominees for director. If for any reason any nominee for director should become unavailable to serve, an event which management does not anticipate, proxies will be voted for such other person(s) as the Board of Directors may designate.
Each of the nine nominees for director receiving more in favor than against votes cast, in person or by proxy, at the Annual Meeting will be elected. If any of the nominees for director is not elected to the Board of Directors, he or she must offer his or her resignation promptly to the Board pursuant to the Company’s Director Resignation Policy, and the Board will then determine whether to accept or reject the offered resignation, or whether to take other action.
Members of the Board of Directors are expected to have the appropriate skills and characteristics necessary to function in the Company’s current operating environment and contribute to its future direction and strategies. These may include, for example, financial, operational, management, risk management, technological, legal and other relevant skills, as well as varying experience, age, perspective, residence, and background.
The Board of Directors believes that each nominee’s qualifications, credentials and business experience, set forth below, provide the reasons why he or she should continue to serve as a director of the Company.
Nominees for Directors (Nominated to serve until the 2023 annual meeting of shareholders):
John C. Asbury, 56, Richmond, Virginia; Chief Executive Officer (sometimes referred to as “CEO”) of the Company since January 2017 and President since October 2016; Chief Executive Officer of Atlantic

Union Bank (“Atlantic Union Bank” or the “Bank”), the Company’s wholly owned bank subsidiary, since October 2016 and President of the Bank from October 2016 until September 2017 and May to September 2018; President and Chief Executive Officer of First National Bank of Santa Fe from February 2015 until August 2016; Senior Executive Vice President and Head of the Business Services Group at Regions Bank from May 2010 until July 2014, after joining Regions Bank in March 2008 as Business Banking Division Executive; Senior Vice President at Bank of America in a variety of roles; received his B.S. degree in Business from Virginia Polytechnic Institute and State University (“Virginia Tech”) and his M.B.A. from The College of William & Mary. Mr. Asbury joined the Company’s Board of Directors in 2016.
Patrick E. Corbin, 67, Chesapeake, Virginia; Managing Shareholder of Corbin & Company, P.C. since 1983 and CPA since 1979; a member of professional organizations including the American Institute of Certified Public Accountants, the Virginia Society of Certified Public Accountants, and the Tidewater Chapter of the Virginia Society of Certified Public Accountants; director and past chairman of the Chesapeake Alliance; designated as “Super CPA” by Virginia Business magazine in the fields of litigation support and business valuation for the years 2002 to 2012; served as Chairman of the Board of Directors of Xenith Bankshares, Inc. (“Xenith”) and was a director of Xenith from 2009 until the Company’s acquisition of Xenith in 2018 (the “Xenith Merger”); qualifies as an audit committee financial expert under SEC regulations; received his B.S. degree in Accounting from Virginia Tech. Mr. Corbin was appointed to the Company’s Board of Directors in January 2018 in connection with the Xenith Merger.
Daniel I. Hansen, 65, Fredericksburg, Virginia; former Corporate Vice President and Corporate Secretary of DeJarnette & Beale, Inc., Bowling Green, Virginia, an independent insurance agency, for 37 years, until the sale of the business in November 2015; Chairman of the Board of Directors of Union Bank and Trust Company from 2003 to 2007; first elected to the Board of Directors of Union Bank and Trust Company in 1987; also served as a member of the Board of Directors of the Company’s affiliate, Union Mortgage Group, Inc. until October 2018; Treasurer and member of the Board of the Community Foundation of the Rappahannock River Region; received his B.S. degree from Virginia Tech. Mr. Hansen joined the Company’s Board of Directors in 2007.
Jan S. Hoover, 65, Fishersville, Virginia; President of Arehart Associates, Ltd., an accounting services and financial consulting company; more than 40 years of experience providing auditing, accounting, income taxation, and consulting services; qualifies as an audit committee financial expert under SEC regulations; former member of the Board of Directors of StellarOne Bank; received her B.S. degree from the University of Virginia. Ms. Hoover joined the Company’s Board of Directors in 2014.
Thomas P. Rohman, 67, Midlothian, Virginia; Partner at McGuireWoods, LLP, a global law firm headquartered in Richmond, Virginia, where he has practiced law since 1983; Chairman of the board of directors of Carpenter Co., an international producer of comfort cushioning products; also currently serves on the board of directors of Estes Express Lines, a national Less Than Truckload (LTL) freight shipping company, Lansing Building Products, Inc., a national supplier of exterior building products, and Ukrop’s Threads, a custom apparel and uniform manufacturer; Chairman of the board of directors of Feed More, Inc., a hunger relief organization operating the central Virginia food bank, Meals on Wheels, and Community Kitchen; received his undergraduate degree from the University of Notre Dame, his law degree from Michigan State University College of Law, and his LL.M. from New York University School of Law. Mr. Rohman is also a certified public accountant. Mr. Rohman joined the Company’s Board of Directors in 2013.
Thomas G. Snead, Jr., 68, Richmond, Virginia; retired; formerly President and Chief Executive Officer of Wellpoint Inc., Southeast Region, a managed care and health insurance company from December 2004 through January 2006; President of Anthem Southeast, a subsidiary of Anthem, Inc. from July 2002 to December 2004; Chairman and Chief Executive Officer of Trigon Healthcare, Inc. (“Trigon”), a managed healthcare company from April 2000 through July 2002; served in other various positions for Trigon, including President and Chief Executive Officer, President and Chief Operating Officer, Senior Vice President and Chief Financial Officer, and as a director of Trigon; served on the board of directors of LandAmerica Financial Group Inc. and its executive, executive compensation, corporate governance and audit committees, the last of which he served as chairman; currently serves on the boards of directors of Tredegar Corporation, where he serves on the audit committee as chairman, and CSA Medical, Inc., a privately-held medical device company, community organization, the Virginia Commonwealth University (“VCU”) School of

Business Foundation; served as a director of Xenith from July 2016 until the Xenith Merger; served as the Chairman of the Board of Xenith prior to its merger with Hampton Roads Bankshares, Inc. (“Legacy Xenith”) and had served as a director of Legacy Xenith since May 1, 2013; received his B.S. degree in Accounting from VCU. Mr. Snead was appointed to the Company’s Board of Directors in January 2018 in connection with the Xenith Merger.
Ronald L. Tillett, 66, Midlothian, Virginia; Managing Director and Head, Mid-Atlantic Public Finance at Raymond James & Associates, Inc. since 2001; State Treasurer of the Commonwealth of Virginia from 1991 to 1996; Secretary of Finance of the Commonwealth of Virginia from 1996 to 2001; member of the Christopher Newport University Foundation since 2016; member of the Governor’s Advisory Council on Revenue Estimates since 2018; member of the Commonwealth Debt Capacity Advisory Committee since 2010; member of the Board of Trustees of National Institute of Public Finance, Pepperdine University since 2014; holds FINRA Series 7, 50, 52, 53, 54, 63, 79, 99 securities licenses and the SEC Securities Industry Examination; received his B.S. degree from VCU. Mr. Tillett joined the Company’s Board of Directors in 2003.
Keith L. Wampler, 64, Fredericksburg, Virginia; Partner at PBMares, LLP, a regional certified public accounting firm with twelve offices in Virginia, Maryland and North Carolina; Chairman of the firm’s Board of Directors since 2013; former managing partner of predecessor firm from 2001 to 2012; advisory member of the Board of Directors of Hilldrup, a private company; founding board member of the Community Foundation of the Rappahannock River Region; former member of the Board of Directors of StellarOne Bank; received his B.S. degree from Bridgewater College. Mr. Wampler joined the Company’s Board of Directors in 2014.
F. Blair Wimbush, 66, Virginia Beach, Virginia; retired; former Chief Real Estate and Corporate Sustainability Officer of Norfolk Southern Corporation (“Norfolk Southern”) from November 2007 to May 2015; Vice President-Real Estate from 2004 to 2007 and Senior General Counsel, General Counsel- Operations and various legal positions from 1980 to 2004 of Norfolk Southern; member of the Board of Lifenet Health, Inc., member of the Board of the Virginia Environmental Endowment; member and former Chairman of the Board at the University of Virginia Law School Foundation; and former Commissioner and Vice Chairman of the Virginia Port Authority; received a B.A. in political science from the University of Rochester, and a J.D. from the University of Virginia School of Law; attended the Norfolk Southern Management Development program, Duke University Fuqua School of Business and completed the Advanced Management Program at the Harvard Business School. Mr. Wimbush joined the Company’s Board of Directors in 2018.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTIONS OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.
Information About Continuing Directors Whose Terms Do Not Expire This Year
Class III Directors
Class III directors have been elected to serve until the 2023 annual meeting of shareholders or the director’s mandatory retirement date, whichever date is earlier.
Frank Russell Ellett, 55, Roanoke, Virginia; President of Excel Truck Group or a predecessor company, a dealer and distributor for Freightliner and Mack trucks and Wabash National trailers with offices in Virginia, North Carolina and South Carolina since 1997; Norfolk Southern in a variety of roles from 1993 to 1997; Supply Corps officer in the United States Navy from 1989 to 1991; past Chairman of the Business Council of the Roanoke/Blacksburg Region; board member of the Virginia and South Carolina Trucking Associations; Treasurer of the Virginia Western Community College Foundation Board and board member of the Virginia Foundation Form Independent Colleges; received his B.A. in English from the University of Virginia and his M.B.A. from the Darden School of Business at the University of Virginia. Mr. Ellett joined the Company’s Board of Directors in 2019.
Patrick J. McCann, 65, Charlottesville, Virginia; retired; former Chief Financial Officer of University of Virginia Foundation from 2009 to 2020; Senior Finance Executive for Bank of America-Florida Division

from 1998 to 2000; Corporate Director of Finance from 1996 to 1998 and Corporate Controller and Chief Accounting Officer from 1992 to 1996 of Barnett Banks, Inc.; qualifies as an audit committee financial expert under SEC regulations; received his B.S. degree in accounting from Florida State University. Mr. McCann joined the Company’s Board of Directors in 2004.
Linda V. Schreiner, 62, Richmond, Virginia; Senior Vice President of Markel Corporation, a financial holding company with specialty insurance and reinsurance and ventures businesses since 2016; Senior Vice President of MeadWestvaco, a global packaging company, from 2000 to 2016; member of the Darden School of Business Corporate Advisory Board at the University of Virginia from 2014 to 2017; Chair of the Board of Directors of Virginia War Memorial Foundation since January 2020 and member of that Board since 2009; past President of ChildSavers Board of Directors from 2014 to 2016 and member of that Board since 2008; member of the Executive Committee of Venture Richmond from 2006 to 2014; Vice Chairman of the Board of Directors for the VCU Rice Center until 2012 and member of that Board from 2008 to 2016; Senior Manager, Strategy Consulting of Arthur D. Little, Inc. from 1997 to 1999; Vice President of Signet Banking Corporation from 1988 to 1997; received her B.A. degree from the University of Georgia and Masters of Education from the University of Vermont. Ms. Schreiner joined the Company’s Board of Directors in 2012.
Retiring Directors
Gregory L. Fisher reached the mandatory retirement age applicable to directors as established by the Company’s bylaws in 2021. Accordingly, Mr. Fisher will retire from the Company’s Board of Directors effective immediately following the Annual Meeting and the Board will subsequently reduce the number of directors of the Board to 12. Mr. Fisher has served as a director of the Company since 2014. The Company is grateful for Mr. Fisher’s leadership and contributions during his tenure on the Board.
On February 17, 2022, Alan W. Myers notified the Company of his retirement from the Board of Directors of the Company and the Bank effective February 21, 2022. Mr. Myers has served as a director of the Company and the Bank since 2014. The Company is grateful for Mr. Myers’ strategic insight and contributions during his tenure on the Board.
On September 13, 2021, W. Tayloe Murphy, Jr. notified the Company of his retirement from the Board of Directors of the Company and the Bank. On September 15, 2021, the Company lost a great friend with the passing of Mr. Murphy. Mr. Murphy, who served the Commonwealth of Virginia as Secretary of Natural Resources from 2002 to 2006 and Delegate to the Virginia General Assembly from 1982 to 2000, joined the Company’s Board of Directors in 1993 following the acquisition of Northern Neck State Bank. Mr. Murphy had served on the Board of Directors of Northern Neck State Bank since 1966. He will be greatly missed.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. The Audit Committee engages in an annual evaluation of the independent registered public accounting firm’s qualifications, assessing a wide variety of factors. The Audit Committee also considers whether there should be periodic rotation of the independent registered public accounting firm.
After assessing the performance and independence of Ernst & Young LLP (“EY”), the Company’s current independent registered public accounting firm, the Audit Committee believes it is in the best interests of the Company and its shareholders to retain EY. The Audit Committee has appointed EY as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2022. The Audit Committee seeks shareholder ratification of this appointment. EY has served as the Company’s independent registered public accounting firm since 2015.
A representative from EY is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.
The affirmative vote of a majority of the votes cast on this proposal, in person or by proxy, at the Annual Meeting, is required for the ratification of the appointment of the independent registered public accounting firm.
Should the shareholders not ratify the appointment of EY, it is contemplated that the appointment of EY will be permitted to stand unless the Audit Committee finds other compelling reasons for making a change. Disapproval by the shareholders will be taken into consideration for the selection of the independent registered public accounting firm for the following year.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2022.

PROPOSAL 3 — ADVISORY (NON-BINDING) VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
Schedule 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires a separate and advisory (non-binding) shareholder vote to approve the compensation of the Company’s named executive officers disclosed in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to endorse or not endorse a company’s executive pay program. At the Company’s 2017 annual meeting of shareholders, the shareholders voted in favor of having an advisory (non-binding) vote on the compensation of the Company’s named executive officers every year, as recommended by the Company’s Board of Directors. Accordingly, shareholders are hereby given the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers as disclosed in this proxy statement under the heading “Compensation Discussion and Analysis,” the tabular disclosure regarding named executive officer compensation and the related material. Shareholders of the Company are being asked to approve the following resolution:
“RESOLVED, that the shareholders of Atlantic Union Bankshares Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure in this proxy statement.”
This vote is an advisory vote only. Approval of the proposed resolution requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.
The Company believes its compensation policies and procedures are strongly aligned with the long-term interests of its shareholders. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee of the Board of Directors will take into account the outcome of the vote when considering future executive compensation decisions. The next “say on pay” vote is expected to take place at the 2023 annual meeting of shareholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE “SAY ON PAY” RESOLUTION SET FORTH ABOVE.

OUR CULTURE
Purpose and Core Values
Our culture is defined by our purpose to enrich the lives of the people and the communities we serve. Our core values guide our actions to further this purpose and shape how we come together to meet our various stakeholder needs and expectations. Our core values serve as the foundation for how we behave and operate as an organization and influence our future success.
Our core values include:
Caring.    Working together toward common goals, acting with kindness, respect and a genuine concern for others.
Courageous.   Speaking openly, honestly and accepting our challenges and mistakes as opportunities to learn and grow.
Committed.   Driven to help our clients, Teammates and Company succeed, doing what is right and accountable for our actions.
Additionally, our commitment to diversity, equity and inclusion (“DEI”) plays a fundamental role in defining our culture. We embrace diversity of thought and identity to better serve our stakeholders and achieve our purpose. We strive to cultivate an inclusive and welcoming workplace where Teammate and customer perspectives are valued and respected.
Environmental, Social and Governance Practices
We believe that attention to environmental, social and governance (“ESG”) considerations contributes to our success in meeting the expectations of all of our stakeholders. The following summary highlights certain of our ESG practices.
Teammate Benefits and Work Environment	We use the term “Teammates” to describe our employees because we view the Company as a team. The Teammate experience refers to everything our Teammates experience in the workplace — and we view it holistically, considering the full spectrum of a Teammate’s experiences throughout their entire time at the Company. We strive to: (i) leverage technology to improve the Teammate experience; (ii) reward high performance and achievement; (iii) provide opportunity for professional growth; (iv) create a positive and engaging work environment; and (v) focus on each Teammate’s wellbeing.

•
We regularly conduct anonymous Teammate surveys using the framework of the Denison Model to evaluate the health of our culture with a focus on four traits that drive high performance — mission, adaptability, involvement and consistency. We also include questions to assess

Teammate engagement, innovation, trust and commitment trends. In addition to long-form surveys, we conduct more frequent, shorter surveys of Teammates to get feedback on timely or important workforce issues, including the COVID-19 pandemic.
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We have a Teammate advisory group comprised of Teammates at different levels and from different business and functional areas in the Company. The group provides valuable feedback to us on our culture, programs, benefits, policies, and other issues.

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Teammates have access to training opportunities on a wide range of subjects through our electronic learning platform. Training on the e-learning platform is delivered in multiple modalities — e-learning, job aids, videos, instructor-led, and on-the-job practice supported by trained mentors. Through the e-learning platform, Teammates may access a large number of professional development and skills courses. Teammates completed approximately 50,450 hours of voluntary training through the e-learning platform in 2021.

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Through the e-learning platform, Teammates also take mandatory compliance courses on various topics. For example, the Company’s enterprise risk management function assigns required annual bank regulatory compliance coursework to each Teammate based on the Teammate’s job function. Teammates also take annual mandatory compliance courses on a wide range of Company policies and procedures. Teammates completed approximately 25,093 hours of required training through the e-learning platform in 2021.

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To help ensure we provide competitive compensation and benefits to our Teammates, we use the services of a compensation consultant and other consultants. We regularly benchmark our compensation and benefits programs against our peers.

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We provide annual merit-based salary increases to eligible Teammates.

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Our medical coverage offers a wide array of preventative care services covered at 100%, prescription drug benefits, mental health and substance abuse coverage and a large network of doctors and hospitals to help our Teammates and their families stay healthy.

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We offer an inclusive paid parental leave program that provides six weeks of paid parental leave for birth parents, non-birth parents, and adoptive parents.

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Through our wellbeing program, which was introduced in 2021, Teammates earn financial incentives for participating in activities designed to help build and sustain healthy habits.

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Our Employee Assistance Program helps Teammates identify and navigate resources for issues such as finding quality childcare, caring for aging loved ones, balancing the conflicting needs of work and personal life, and other stress management and mental health matters.

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We match each Teammate’s 401(k) plan contributions, including: (i) for a Teammate’s 1% – 3% dollar contributions, we match 100% of such dollar contributions; and (ii) for a Teammate’s 4% – 5% dollar contributions, we match 50% of such dollar contributions.

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Through our Employee Stock Ownership Plan, certain Teammates have an opportunity to acquire shares of our common stock.

• We encourage our Teammates’ professional development, including by reimbursing eligible tuition expenses up to an annual limit.
Diversity, Equity and Inclusion	We are committed to hiring diverse talent, fostering an inclusive environment, promoting people on their merits, and treating everyone with respect and dignity.

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As of January 3, 2022, approximately 64% of our Teammates were women and approximately 21% of our Teammates self-identified as minorities.

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We maintain equal employment opportunity, anti-discrimination, and anti-harassment policies. Among other things, these policies forbid discrimination based on protected classifications and require that all Teammates treat each other with respect.

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We maintain an online portal through which Teammates may raise workplace concerns and complaints anonymously. We have established policies and procedures to help ensure appropriate, retaliation-free handling of workplace concerns and complaints.

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Our Diversity, Equity and Inclusion Council, which is comprised of Teammates at varying levels and from varying lines of business and functions, manages our DEI efforts to create a more diverse, equitable, and inclusive workplace.

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Our Teammates participate in e-learning courses created by external experts in workplace diversity, inclusion, and sensitivity. These courses focus on issues such as cultural sensitivity and unconscious bias.

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We have a Summer Diversity Internship Program and partner with historically black colleges and universities within our footprint to introduce more diversity to banking.

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We have deep relationships with organizations that promote DEI in our communities. Through funding commitments to Virginia Center for Inclusive Communities (“VCIC”), a non-profit organization that provides programming to help schools, businesses, and communities across Virginia achieve success through inclusion, we help support VCIC’s programs in K-12 classes across Virginia. We also provide scholarships for students of Virginia State University, a historically black college.

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Our Supplier Diversity Program seeks to identify and develop partnerships with business enterprises that are majority owned, operated and controlled by minorities, women, LGBTQ+ individuals, veterans, service-disabled veterans, people with disabilities as well as small and disadvantaged business enterprises. In 2021, we placed approximately $22 million in approximately 164 small and diverse businesses through our program.

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Our Women’s Inclusion Network (“WIN”) is a network of Teammates across the Company committed to helping women advance in their professional goals. WIN sponsors events and programs that give women Teammates an opportunity to share their professional experiences and learn from each other.

Governance	Strong corporate governance policies and practices supports our Company’s promise to deliver on our purpose and create value for all of our stakeholders.
• All of our directors are independent under NASDAQ standards, other than our CEO.

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All of the members of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Risk Committee, and Trust Committee are independent.

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Our directors represent a well-rounded variety of skills, knowledge, experience, and perspectives.

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The roles of CEO and Chair of the Board are separate. The Board believes this separation helps create an atmosphere of Board independence and allows the CEO to focus on the day-to-day work of managing corporate strategy.

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We have a majority vote standard for uncontested director elections. In addition, pursuant to our Director Resignation Policy, if an incumbent director nominee is not re-elected to the Board of Directors, he or she must submit an offer of resignation promptly to the Board of Directors, which will then determine whether to accept the resignation, reject the resignation, or take other action.

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At least four times per year, our independent directors hold an executive session without management present.

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In accordance with our Conflicts of Interest Policy, actual or potential conflicts of interest of any director or executive officer are disclosed to and reviewed by the Audit Committee.

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Our Board of Directors engages in a robust annual self-evaluation process, overseen by the Board’s Nominating and Corporate Governance Committee, in which our directors evaluate how the Board and its committees are functioning.

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At the 2020 Annual Meeting, our shareholders approved an amendment to our Articles of Incorporation to declassify our Board of Directors so that all directors are elected annually. After a phase-in period, all directors will be elected annually, effective as of the 2023 Annual Meeting.

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Each share of our common stock has equal voting rights with one vote per share.

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We require that executive officers and directors own a meaningful amount of Company stock pursuant to our Executive Stock Ownership Policy and Non-Employee Director Stock Ownership Policy.

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We prohibit our executive officers and directors from hedging and pledging Company stock.

Business Conduct	We believe in, and believe that we maintain, a culture of compliance that promotes the highest ethical standards and adherence to all laws.

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Our Code of Business Conduct and Ethics (“Code of Ethics”) sets forth expectations of our directors and Teammates with respect to integrity, conflicts of interest, compliance with laws, and transparency. The Code of Ethics requires Teammates to report violations of the Code of Ethics.

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We maintain an online portal through which Teammates may report anonymously violations of the Code of Ethics and raise workplace concerns of any kind.

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Under our Conflicts of Interest Policy, directors and executive officers are required to disclose actual or potential conflicts of interest to the Audit Committee for review.

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Our Code of Ethics prohibits bribery and other corrupt business practices.

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We maintain a Whistleblower Policy and an online portal through which Teammates may communicate anonymously concerns regarding accounting, auditing or other matters relating to violations of the federal securities laws or fraud, which are reviewed in accordance with the policy. The Audit Committee oversees our Whistleblower Policy and whistleblower complaint mechanisms.

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All Teammates are required to complete and pass annual compliance training on key policies and procedures including, without limitation, our Code of Ethics, our Policy Statement on Insider Trading, our Whistleblower Policy, our Bank Secrecy Act/Anti-Money Laundering (“BSA/AML”) Program Policy and the Bank Bribery Act.

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Our suppliers must adhere to our supplier Code of Conduct, which sets forth our expectations for honesty, integrity and professionalism.

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We have established an ESG Risk Program as a component of enterprise risk management review. A multi-phase effort, the ESG Risk Program is designed to align with evolving regulatory expectations while driving strategic identification of key ESG risk exposures and opportunities across multiple business functions.

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We have an Office of the President, which oversees the enterprise complaint management function. Through the Office of the President, we monitor and respond to customer complaints, elevating such complaints as appropriate, in order to convert customer feedback into actionable improvements in how we run our business. We also periodically monitor customer feedback on formal channels such as the Better Business Bureau and on various digital and social platforms.

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Current products and services are reviewed by the area of responsibility to ensure that they continue to address customer need, are competitive, and are being delivered as disclosed and intended. Introduction of new or changes to existing products and services follow our change governance process.

Privacy and Cybersecurity	We strive to protect the privacy and security of the sensitive information our customers entrust to our care.

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We maintain privacy policies, management oversight, accountability structures, and technology design processes to protect private and personal data.

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Our cybersecurity program includes the strategy, framework, policies, and standards to support the confidentiality, integrity, and availability of our information assets, using a risk-based methodology consistent with applicable regulatory requirements.

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Our information security program is overseen by senior management, the Risk Committee of the Board of Directors, and our Board of Directors.

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We conduct mandatory Teammate training on information security annually. We also provide ongoing information security education and awareness for Teammates, such as online training classes, mock phishing attacks and information security awareness materials.

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We use independent third parties (i) to perform penetration testing of our infrastructure to help us better understand the effectiveness of our controls and improve defenses and (ii) to conduct assessments of our program for compliance with regulatory requirements and industry guidelines.
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We have an incident response program in place that enables a coordinated response to mitigate the impact of, and recover from, any cyber-attacks and facilitate communication to internal and external stakeholders.

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We had no material data breaches in 2021.

Community Engagement	We are committed to enhancing and improving the communities where our customers live, work and play. Our sponsorship and giving strategies allow us to engage with our Teammates and partners to enrich the lives of the people we serve.

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To maximize and encourage community service, we provide regular full-time Teammates up to 16 hours of paid time off and part-time Teammates up to eight hours of paid time off to participate in volunteer activities. Our Teammates volunteered approximately 1,571 hours of their time in 2021.

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We encourage Teammate charitable giving through our MyGiving program, where we match up to $500 annually on a Teammate’s eligible donations.

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In 2021, an aggregate of 262 organizations across our footprint received volunteer hours or in-kind donations from us and our Teammates.

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We invested approximately $118 million in our community through investments in tax credit and other funds and loans, with a focus on maintaining and building affordable housing units; and corporate sponsorships, with a focus on financial education for all ages, and support of university athletics, area festivals and family events.

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In 2021, through the Federal Home Loan Bank Affordable Housing Program, the Bank loaned funds to finance purchases of 19 homes valued in the aggregate amount of approximately $3 million. Additionally, in 2021, the Bank originated approximately 171 loans for first time home buyers, totaling approximately $43 million. In 2021, the Bank also leveraged Virginia Housing Authority grant funds to extend credit to 13 homebuyers who would not otherwise qualify for a mortgage.

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We partner with Banzai, an online financial literary resource for students, to bring financial education into classrooms in the communities we serve, preparing students to manage their financial future. In 2021, we invested approximately $150,000 to provide financial literacy education materials to students in 180 schools in our assessment area.

Environment	We believe protecting the environment goes hand in hand with protecting the interests of our customers, Teammates, and all of our stakeholders.

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We support housing resiliency by, among other things, donations to Housing Virginia, an organization that offers housing flood mitigation education programs.

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In 2021, we recycled approximately 392,973 pounds of paper through our secure shred program.

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In 2021, we made energy efficiency improvements across the Company, including investing approximately $442,815 to replace light fixtures in certain of our operations and branch locations to make them LED capable. All laptop and desktop computers purchased in 2021 were certified as EPEAT Silver or Gold; ENERGY STAR 6.1 or 7.1; RoHS-compliant. Additionally, in 2021, 100% of paper purchased by the Company was Sustainable Forestry Initiative — Certified Sourcing.
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We have established a greenhouse gas emission baseline and are evaluating the steps necessary to reduce our greenhouse gas emissions moving forward.

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As of December 31, 2021, we had total loan commitments of approximately $53 million for solar energy projects.

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We have no credit exposure to the exploration, mining or extraction of coal, oil, or natural gas.

The COVID-19 Pandemic	Throughout the COVID-19 pandemic, we have been and remain intensely focused on the safety and wellbeing of our Teammates and customers.

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Throughout the COVID-19 pandemic, we have instituted numerous safety protocols and procedures based on health guidance from federal and state agencies.

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We established an additional pandemic paid-time off program to assist our Teammates with unexpected time-off associated with COVID-19 and planned time off for vaccination.

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While we have not mandated vaccination for our Teammates, we continue to strongly encourage vaccination and provide information and resources to support individual decisions.

CORPORATE GOVERNANCE, BOARD LEADERSHIP AND BOARD DIVERSITY
Corporate Governance Guidelines
The Company’s Corporate Governance Guidelines and other corporate governance materials are published on the Company’s website under “Governance — Governance Documents” at https://investors.atlanticunionbank.com/corporate-governance/governance-documentshttps://investors.atlanticunionbank.com/govdocs. The Corporate Governance Guidelines address, among other topics: director selection; director qualifications and responsibilities; Board diversity; number of directors on the Board; attendance at meetings; director compensation; the mix of management directors and independent directors; director continuing education; director retirement age; director resignation; self-assessments by the Board of Directors of its performance; Board committees; succession planning and management development; executive sessions of independent directors; attendance of non-directors at Board meetings; Board access to independent advisors; creation of Board agendas; evaluations of the CEO; and the Board’s risk oversight role. The Board of Directors regularly reviews corporate governance developments and may modify these guidelines as warranted. Any modifications will be reflected in the Corporate Governance Guidelines on the Company’s website.
Codes of Ethics
The Company’s Code of Ethics promotes honest and ethical conduct within the Company and applies to the Company’s directors, officers, and employees. The Code of Ethics requires that individuals avoid conflicts of interest, comply with all laws, rules and regulations, and conduct business in an honest and ethical manner. The Code of Ethics contains a wide range of provisions regarding director and employee conduct, including, without limitation: provisions regarding protection of confidential and proprietary information of the Company and its customers; data security; use of Company assets; acceptance of unlawful or improper gifts; pledging and hedging of Company common stock; conflicts of interest; and reporting of questionable accounting and other practices. Certain of these subjects are also addressed in more detail in other policies of the Company. The Code of Ethics requires individuals to report immediately any violation or suspected violation of the Code of Ethics and provides a confidential, retaliation-free reporting mechanism. Teammates receive training on the Code of Ethics annually.
The Company also maintains a Code of Ethics for Senior Financial Officers and Directors (the “SFO Code”) that applies to the Company’s directors, CEO, chief financial officer, president, corporate controller, director of financial reporting, chief audit executive, and various other financial, tax, and audit roles within the Company. The SFO Code supplements the Code of Ethics and is intended to promote honest and ethical conduct, proper disclosure of financial information and compliance with applicable laws, rules and regulations by individuals with financial responsibilities in the Company.
The Company makes the most current versions of the Code of Ethics and the SFO Code available to all Teammates and requires all Teammates to adhere to them.
The Code of Ethics and the SFO Code are available on the Company’s website under “Governance — Governance Documents” at https://investors.atlanticunionbank.com/corporate-governance/governance-documents.
Conflicts of Interest Policy
The Company’s Conflicts of Interest Policy (the “Conflicts of Interest Policy”), which applies to the Company’s directors and executive officers, supplements and implements the conflict of interest provisions in the Code of Ethics. The Conflicts of Interest Policy sets forth a process for handling potential conflicts of interest that includes disclosure to the Company’s General Counsel and review of the potential conflict of interest by the disinterested members of the Audit Committee.
Board of Directors Meetings and Attendance
Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties and to attend all regularly scheduled Board of Directors, committee, and shareholder meetings.

There were eight regular meetings and one special meeting of the Board of Directors in 2021. Each director attended 75% or more of the aggregate number of meetings of (i) the Board of Directors held during the period in which he or she was a director in 2021; and (ii) the committees of the Board of Directors of which he or she was a member in 2021. Fees were paid to the non-employee directors in accordance with the Company’s director compensation schedule. Please see the section of this proxy statement titled “Director Compensation” for additional information regarding compensation of directors.
The Company’s Corporate Governance Guidelines state that directors are expected to attend the Annual Meeting. Of the 16 directors who were serving at the time of the 2021 annual meeting of shareholders, all attended that meeting.
Director Independence
Pursuant to the Company’s Corporate Governance Guidelines, the Board of Directors conducts a review of director independence annually with the assistance of the Nominating and Corporate Governance Committee. Each current director and each director who served during 2021, other than Mr. Asbury, has been determined by the Board of Directors to be an “independent director” as such term is defined in Rule 5605(a)(2) of the Marketplace Rules of NASDAQ. In making the determination of independence, the Board of Directors has concluded that none of these “independent directors” has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Board Leadership Structure
The Board considers its structure and leadership annually. To date, the Company has chosen not to combine the positions of CEO and Chairman of the Board. The Chairman of the Board of Directors is a non-management director and the Chairman and Vice Chairman are elected annually by the other members of the Board. The Company believes that its leadership structure is appropriate because it contributes to Board independence and fosters a certain degree of control and balanced oversight of the Board’s functions and decision-making processes, while at the same time allowing the CEO to focus on the day-to-day leadership and operations of the Company.
The CEO is a member of the Board of Directors and attends meetings of the Board. The President of Atlantic Union Bank is not a member of the Board of Directors but attends meetings of the Board to help provide the Board with insight into the performance and operations of the Bank. The CEO and President of the Bank engage in extensive dialogue and discussion with the Board on a wide range of topics including, without limitation, strategic direction, strategic initiatives, financial performance, line of business performance, line of business initiatives, industry trends and perspectives, regulatory matters, and risk matters. The CEO, President of the Bank, members of the Company’s executive leadership, and other key leaders in the Company make frequent reports to the Board of Directors, often at the suggestion of the Chairman or other directors, and answer questions posed by directors. The CEO and President of the Bank engage in detailed discussions with the Board of Directors regarding the reasons for recommendations of the Company’s executive leadership.
The Chairman and Vice Chairman of the Board meet regularly with the CEO to discuss matters of interest to the Board and to discuss potential agenda topics for Board meetings.
In accordance with the Corporate Governance Guidelines, at least quarterly, the non-management directors meet in executive session without management present.
All of the members of the Board of Directors of the Company also serve as members of the Board of Directors of Atlantic Union Bank.
Director Stock Ownership Requirement
Under the Company’s Non-Employee Director Stock Ownership Policy, non-employee directors are required to hold shares of common stock of the Company equal in value to at least five times the amount of the annual non-employee director cash retainer. The purpose of the Non-Employee Director Stock Ownership Policy is to help align the interests of the Board of Directors with the interests of the Company’s shareholders. All current directors are in compliance with the ownership requirement as of the last compliance date. Newly elected or appointed directors have five years from the date of appointment or election to comply with the ownership requirement.
Role of the Board in the Oversight of Risk
The Board of Directors recognizes that it plays a critical role in the oversight of risk. As a financial institution, the very nature of the Company’s business involves the oversight of the Company’s management of financial, operational, information technology, cybersecurity, credit, market, capital, interest rate, liquidity, reputation, strategic, legal, regulatory, compliance, model and other risks. The Board of Directors has established a risk oversight structure that seeks to ensure the Company’s risks are identified, monitored, assessed, and mitigated appropriately. The Board of Directors and the Company’s management team are committed to continuously strengthening of the Company’s risk management practices.
Because the Company is entrusted with the safeguarding of sensitive information as a financial institution, the Board of Directors believes that a strong enterprise cyber strategy is vital to effective cyber risk management. Accordingly, the Board is actively engaged in the oversight of the Company’s cyber risk profile, enterprise cyber strategy and key cyber initiatives, and regularly receives reports on such issues from the Company’s information technology and information security personnel.
The Risk Committee of the Board of Directors is responsible for assisting the Board in its oversight of the Company’s risks and for overseeing the Company’s enterprise risk management framework. The Risk Committee actively engages with management to establish risk management principles and to determine risk appetite. In a reflection of the importance that the Board of Directors places on risk oversight, the Chief Risk Officer, who implements the Company’s enterprise risk management framework, is an executive officer who reports to the CEO. The Risk Committee meets with the Chief Risk Officer and other members of management regularly to discuss major risk exposures and receives reports on and discusses risk levels and risk appetite in categories such as financial, operational, information technology, cybersecurity, credit, market, capital, interest rate, liquidity, reputation, strategic, legal, regulatory, compliance, and model risk, among others. The Risk Committee also approves, or recommends to the Board of Directors for approval, various risk management policies, standards, and guidelines, including without limitation policies regarding BSA/AML compliance and other regulatory compliance policies. Like the Board’s other committees, the Risk Committee regularly reports to the Board on its activities and makes recommendations to the Board.
In addition to the efforts of the Risk Committee, other committees of the Board of Directors consider risk within their areas of responsibility. The description of each Board committee below includes more information on risk oversight activities of the committee.
The Board of Directors establishes the risk oversight structure, receives, reviews and discusses Risk Committee and other Board committee minutes and reports, and meets with management, internal and external auditors, and federal and state regulators to review and discuss reports on risk, examination, and regulatory compliance matters.
Board Committees
The Board of Directors has a standing Executive Committee, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Risk Committee. Additionally, the Board of Directors has a Trust Committee. Brief summaries of these committees follow.
Executive Committee.   The Executive Committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors to act between meetings of the Board of Directors, except for certain matters reserved to the Board of Directors by law. The Chairman of the Board of Directors serves as the Chairman of the Executive Committee in accordance with the Executive Committee Charter. The Executive Committee also has a Vice Chairman. As Chairman of the Executive Committee, the Board Chairman confers with the CEO to identify issues that require either the involvement of the Executive Committee or the full Board of Directors during interim periods between regularly scheduled Board of Directors meetings. Other than the CEO, the current members of the Executive Committee are, and the members who served on the Executive Committee during 2021 were, “independent directors” as defined by applicable NASDAQ rules. There was one meeting of the Executive Committee in 2021; fees were paid to the non-employee directors who attended these meetings in accordance with the Company’s director compensation fee schedule, which is summarized in this proxy statement in the section titled “Director Compensation.” The Executive Committee is governed by a written charter approved by the Board of Directors. The Executive Committee’s charter is available on the Company’s website under “Governance — Governance Documents” at: https:// investors.atlanticunionbank.com/corporate-governance/governance-documents.
Audit Committee.   The Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the Company’s financial statements. The Audit Committee assists the Board of Directors in monitoring (i) the integrity of the financial statements of the Company; (ii) the independent registered public accounting firm’s qualifications and independence; (iii) the performance of the Company’s internal audit function and the independent registered public accounting firm; and (iv) the compliance by the Company with certain legal and regulatory requirements and the Company’s Code of Ethics. The Audit Committee also has responsibility for oversight of risks associated with financial accounting and reporting, including the system of internal control. In a reflection of the importance that the Board of Directors places on the audit function, the Chief Audit Executive of the Company reports to the Audit Committee. The Audit Committee’s oversight of risk includes reviewing and discussing with management the Company’s major financial risk exposures and the procedures utilized by management to monitor and control such exposure. The current members of the Audit Committee are, and the members who served on the Audit Committee during 2021 were, “independent directors” as defined by applicable NASDAQ and SEC rules. Mr. Corbin and Ms. Hoover each qualify as an audit committee financial expert as defined by SEC regulations. All Audit Committee members have significant financial experience in accordance with applicable NASDAQ rules. The Audit Committee met eight times in 2021; fees were paid to the director attendees in accordance with the Company’s director compensation fee schedule, which is summarized in this proxy statement in the section titled “Director Compensation.” The Audit Committee is governed by a written charter approved by the Board of Directors. The Audit Committee’s charter is available on the Company’s website under “Governance — Governance Documents” at: https:// investors.atlanticunionbank.com/corporate-governance/governance-documents.
Compensation Committee.   The Compensation Committee reviews and recommends the compensation to be paid to the CEO and the other executive officers of the Company, including the Company’s named executive officers disclosed in the proxy statement. In addition, the Compensation Committee establishes the Company’s overall executive compensation policy; oversees compliance with compensation-related legal and regulatory requirements; and oversees risks relating to the Company’s compensation plans and programs. The Compensation Committee reviews, recommends to the Board, and administers the Company’s incentive and other compensation plans, including, as the Compensation Committee deems appropriate, identifying whether the plans appropriately balance risk and financial results in a manner that does not encourage imprudent risk. Additionally, the Compensation Committee provides oversight of certain other matters, including, without limitation, employee benefit plans, management succession, and the talent development program. The current members of the Compensation Committee are, and the members who served on the Compensation Committee during 2021 were, “independent directors” as defined by applicable NASDAQ rules. The Compensation Committee met nine times in 2021; fees were paid to the director attendees in accordance with the Company’s director compensation fee schedule, which is summarized in this proxy statement in the section titled “Director Compensation.” The Compensation Committee is governed by a written charter approved by the Board of Directors. The Compensation Committee’s charter is available on the Company’s website under “Governance — Governance Documents” at: https:// investors.atlanticunionbank.com/corporate-governance/governance-documents s.
Nominating and Corporate Governance Committee.   The Nominating and Corporate Governance Committee identifies and recommends individuals as nominees for election or re-election to the Board of Directors of the Company. The Nominating and Corporate Governance Committee identifies potential director nominees and reviews each nominee’s experience and background; monitors the composition of the Board of Directors to help ensure that it has the appropriate experience, skill sets and diversity; reviews the qualifications and performance of each director scheduled for possible re-nomination to the Board and makes recommendations to the Board regarding their re- nomination; develops and recommends to the Board of Directors a process for the periodic evaluation of the Board of Directors and its committees; assists the

Board of Directors in assessing director independence; makes recommendations to the Board regarding, and oversees director compliance with, director stock ownership requirements; and provides guidance to the Board of Directors on a broad range of corporate governance issues, including topics such as committee structure, membership, and leadership; director education; and governance best practices. The current members of the Nominating and Corporate Governance Committee are, and the members who served on the Nominating and Corporate Governance Committee during 2021 were, “independent directors” as defined by applicable NASDAQ rules. The Nominating and Corporate Governance Committee met seven times in 2021; fees were paid to the director attendees in accordance with the Company’s director compensation fee schedule, which is summarized in this proxy statement in the section titled “Director Compensation.” The Nominating and Corporate Governance Committee is governed by a written charter approved by the Board of Directors. The Nominating and Corporate Governance Committee’s charter is available on the Company’s website under “Governance — Governance Documents” at: https:// investors.atlanticunionbank.com/corporate-governance/governance-documents.
Risk Committee.   The Risk Committee assists the Board of Directors in the Board’s oversight of the Company’s management of financial, operational, information technology (including cyber risk), credit, market, capital, liquidity, reputation, strategic, legal, compliance, model and other risks. The Risk Committee: (i) oversees the Company’s enterprise risk management framework and evaluates its adequacy and effectiveness; (ii) reviews management’s assessments of the risk profile of the Company and its alignment with the Company’s strategic plan and aggregate risk appetite; and (iii) reviews and discusses with management the major risk exposures of the Company. The Risk Committee is governed by a written charter approved by the Board of Directors. The Risk Committee charter provides that no less than two-thirds of the Risk Committee’s membership shall be “independent directors” as defined by applicable SEC, NASDAQ and Federal Reserve Board rules. The current members of the Risk Committee are, and the members who served on the Risk Committee during 2021 were, “independent directors” as defined by applicable SEC, NASDAQ and Federal Reserve Board rules. The Risk Committee met nine times in 2021; fees were paid to the director attendees in accordance with the Company’s director compensation fee schedule, which is summarized in this proxy statement in the section titled “Director Compensation.” The Risk Committee’s charter is available on the Company’s website under “Governance — Governance Documents” at: https://investors.atlanticunionbank.com/corporate-governance/governance-documents.
Trust Committee.   The Trust Committee oversees all trust and fiduciary activities of the Company; fosters compliance with all laws, rules, and regulations applicable to trust and fiduciary activities; and recommends to the Board of Directors written policies and procedures for the conduct of trust and fiduciary activities. The Trust Committee reviews results of audits of significant trust and fiduciary activities of the Company and oversees remediation of findings. Additionally, the Trust Committee coordinates with the Risk Committee with respect to oversight of risks relating to the Company’s trust and fiduciary activities. The Trust Committee meets quarterly and is governed by a written charter approved by the Board of Directors. The Trust Committee charter provides that the Trust Committee must consist of no fewer than three, but no more than five, members of the Board of Directors. At least three members of the Trust Committee must be “independent” in accordance with Regulation YY of the Federal Reserve Board and other applicable rules of the Federal Reserve Board, the SEC and NASDAQ. The current members of the Trust Committee are, and the members who served on the Trust Committee during 2021 were, “independent directors” as defined by applicable SEC, NASDAQ and Federal Reserve Board rules. The Trust Committee met four times in 2021; fees were paid to the director attendees in accordance with the Company’s director compensation fee schedule, which is summarized in this proxy statement in the section titled “Director Compensation.” The Trust Committee’s charter is available on the Company’s website under “Governance — Governance Documents” at: https://investors.atlanticunionbank.com/corporate-governance/governance-documents.
The chart below identifies the current membership of the committees of the Board of Directors.

BOARD COMMITTEE MEMBERSHIP1
Committee Member	Audit	Compensation	Executive	Nominating and Corporate Governance	Risk	Trust Committee
John C. Asbury			✓
Patrick E. Corbin	✓(C)^		✓
Frank Russell Ellett	✓				✓
Gregory L. Fisher2					✓	✓(C)
Daniel I. Hansen	✓		✓			✓
Jan S. Hoover	✓^	✓
Patrick J. McCann			✓(VCB)	✓(VCB)
Thomas P. Rohman		✓		✓
Linda V. Schreiner		✓(C)	✓
Thomas G. Snead, Jr.				✓(C)	✓
Ronald L. Tillett			✓(C)(CB)
Keith L. Wampler			✓		✓ (C)
F. Blair Wimbush		✓				✓

(1)
Committee appointments were effective May 4, 2021. For committee assignments applicable during the period from January 1, 2021 to May 1, 2021, please refer to the Company’s 2021 Proxy Statement filed with the SEC on March 23, 2021 and available on the Company’s investor relations website at https://investors.atlanticunionbank.com.

(2)
Mr. Fisher will retire from the Board of Directors effective at the Annual Meeting.

(C)
Committee Chair

(CB)
Chairman of the Board

(VCB)
Vice Chairman of the Board

^
audit committee financial expert

Consideration of Board Diversity
The Nominating and Corporate Governance Committee considers diversity when assessing the composition of the Board of Directors and reviewing potential candidates for nomination and possible election to the Board. When considering any potential director nominee, the Nominating and Corporate Governance Committee considers, among other factors, the diversity of experience and background the nominee can bring to the Board, such as ethnic or gender diversity, the nominee’s professional experience, service on other boards, education, and the geographic areas where the nominee resides or works.
The Nominating and Corporate Governance Committee’s charter includes the following language:
The Committee members will work together and with the Board, as appropriate, to determine the appropriate characteristics, expertise, skills, and experience required for consideration for any potential nominee, including, for example: independence; integrity; high standards of personal and professional ethics; sound business judgment; a general understanding of finance and other disciplines relevant to the success of a publicly traded bank holding company; educational and professional backgrounds; personal accomplishments; individual qualities and attributes that will contribute to Board heterogeneity; age, gender, ethnic, and geographic diversity. The objective of the Committee’s recommending any nominee or group of nominees is to put forward such persons who will help the Company remain successful and represent the shareholders’ interests through the exercise of sound business judgment and the diversity of experiences. In determining whether to recommend a director for re-election, the Committee will consider the director’s past attendance at meetings and his/her participation in and contribution to the activities of the Board and its committees.

Further, as stated in the Company’s Corporate Governance Guidelines:
Members of the Board…are expected to have the appropriate skills necessary to function in the Company’s current operating environment and contribute to its future direction and strategies. Such skills may include, for example, financial, operational, management, risk management, technological, legal and other relevant skills. The Board should be comprised of Directors with varying experiences and characteristics that enhance the diversity and effectiveness of the Board as a whole.
Board Evaluations
The Board of Directors believes in a robust evaluation process. The Board utilizes a self-evaluation as its primary vehicle for assessment. Each year, all members of the Board complete a detailed questionnaire regarding the Board’s performance and the performance of Board committees. The Nominating and Corporate Governance Committee provides guidance to the Board of Directors on evaluation practices, oversees the conduct of the evaluations, and communicates results of the evaluations to the Board.
Additionally, the Board of Directors from time to time may use a third party to evaluate the performance of the Board or Board committees.
The Nominating and Corporate Governance Committee also reviews the qualifications and performance of each director for potential re-nomination to the Board and makes recommendations to the Board regarding their re-nomination, if any.
Shareholder Nominations
Although the Nominating and Corporate Governance Committee has no formal policy with respect to the consideration of director candidates recommended by shareholders, the committee will consider candidates for directors proposed by shareholders in writing. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All shareholder recommendations should be submitted to the attention of the Nominating and Corporate Governance Committee of the Board of Directors, Atlantic Union Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, and must be received by November 1, 2022 to be considered by the Nominating and Corporate Governance Committee for the 2023 annual election of directors. Any candidate recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee received no director candidate recommendations from any shareholder relating to the Annual Meeting.
In addition, any shareholder may nominate a person for election as director at an annual meeting if notice of the nomination is given in advance in writing and sets forth the information required by Section 4 of Article I of the Company’s bylaws with respect to each director nomination that a shareholder intends to present at the annual meeting and both the shareholder and nominee satisfy the applicable requirements of Section 4 of Article I and Section 3 of Article II of the Company’s bylaws. Notice of any such shareholder nomination must be addressed to the Company’s Corporate Secretary and delivered or mailed to and received at, Atlantic Union Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, no earlier than the close of business on January 3, 2023 and no later than the close of business on February 2, 2023 for the next annual election of directors.
In addition to satisfying the foregoing requirements under the Company’s bylaws, to comply with the universal proxy rules (once effective) for our 2023 annual meeting, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 4, 2023.
Shareholder Communication
Shareholders may communicate with all or any member of the Board of Directors by addressing correspondence to the Board of Directors or to the individual director and sending such communication by mail to the Corporate Secretary, Atlantic Union Bankshares Corporation, 1051 East Cary Street, Suite

1200, Richmond, Virginia 23219. All communications so addressed will be forwarded to the Chairman of the Board of Directors (in the case of correspondence addressed to the Board of Directors), or to the individual director.
Board Diversity
The chart below provides details regarding the diversity of the Board of Directors:
BOARD DIVERSITY MATRIX As of March 23, 2022
Total Number of Directors	13
Part I: Gender Identity	Male	Female	Non- Binary	Gender Undisclosed
Directors	11	2	—	—
Part II: Demographic Background
African American or Black	1	—	—	—
Alaskan Native of Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	10	2	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
DIRECTOR COMPENSATION
The Board of Directors determines the compensation of the non-employee members of the Board of Directors, based on recommendations from the Compensation Committee and the Compensation Committee’s independent compensation consultant. The Compensation Committee reviews on at least a bi-annual basis or more frequently, if needed, data and analysis provided by Pearl Meyer, its independent compensation consultant, to assess the market competitiveness of the compensation structure for non-employee directors. Following that review, the Compensation Committee approves and recommends to the Board of Directors for approval a compensation structure that is intended to provide a mix between cash and equity compensation that is market competitive based on the same peer group that is utilized by the Compensation Committee when reviewing executive compensation. From January 2021 through September 2021, all non-employee directors of the Company received a $50,000 annual retainer, paid quarterly in advance in unrestricted shares of the Company’s common stock. In addition, each non-employee director received a $35,000 annual cash retainer, paid quarterly in advance, which covers a maximum number of meetings during the year. In September 2021, the Board of Directors approved a change to the non-employee director compensation schedule effective October 1, 2021 that increased the annual retainer, paid quarterly in advance in unrestricted shares of the Company’s common stock, to $60,000. At the same time, a change was made to increase the annual cash retainer, paid quarterly in advance, to $45,000. Any non-employee director attending a meeting above the maximum is paid an additional per-meeting fee of $1,000. In light of the additional time commitment required, the Chairman and the Vice Chairman of the Board of Directors and the non-employee directors serving as chairs or members of the various committees of the Board of Directors also receive additional cash retainers as described in greater detail in the director compensation table below. Mr. Asbury does not receive any additional compensation for his service as a director or for attending any Board of Directors or committee meetings.
Each member of the Board of Directors also serves as a director of the Board of Directors of Atlantic Union Bank (the “Bank Board”).

Directors do not receive additional compensation for service on the Bank Board. Further, directors generally do not receive compensation for service on any committee of the Bank Board, and no such fees were paid in 2021.
Mr. Hansen is covered under a supplemental compensation agreement, as he elected to participate in a deferred supplemental compensation program that was offered to directors in 1985 by Union Bank and Trust Company, a predecessor of the Bank. To participate in the program, a director must have elected to forego the director’s fees that would otherwise have been payable to him by Union Bank and Trust Company for a period of 12 consecutive months beginning immediately after his election to participate. The agreement provides that Mr. Hansen will receive from the Bank a designated fixed amount, payable in equal monthly installments over a period of 10 years beginning upon his “Normal Retirement Date,” which is defined in the agreement to be the last day of the month in which the director reaches age 65. Upon reaching his Normal Retirement Date, in September 2021 Mr. Hansen began receiving $22,299 in annual compensation under the agreement; the annual amount is paid in monthly installments and will continue until August 1, 2031.
The following table summarizes the director compensation paid by the Company during 2021.
2021 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)	Total ($)
Michael W. Clarke(4)	12,750	—	—	—	12,750
Patrick E. Corbin	69,875	39,999	—	—	109,874
Beverley E. Dalton(4)	14,333	4,181	—	—	18,514
Frank Russell Ellett(5)	37,750	57,511	—	—	86,514
Gregory L. Fisher(6)	64,500	39,999	—	—	104,499
Daniel I. Hansen	56,250	39,999	7,433	—	103,682
Jan S. Hoover	55,250	39,999	—	—	95,249
Patrick J. McCann	68,500	39,999	—	—	108,499
W. Tayloe Murphy, Jr.(4)	38,250	25,001	—	—	63,251
Alan W. Myers(6)	53,500	39,999	—	—	93,499
Thomas P. Rohman	54,500	39,999	—	—	94,499
Linda V. Schreiner	61,625	39,999	—	—	101,624
Thomas G. Snead, Jr	65,500	39,999	—	—	105,499
Ronald L. Tillett	119,500	39,999	—	—	159,499
Keith L. Wampler	61,750	39,999	—	—	101,749
F. Blair Wimbush	54,500	39,999	—	—	94,499

(1)
Mr. Tillett received an additional $80,000 cash retainer for serving as Chairman of the Board of Directors. Mr. McCann received an additional $20,000 cash retainer for serving as the Vice Chairman of the Board of Directors. Mr. Corbin received an additional $20,000 cash retainer for serving as Chair of the Audit Committee; Ms. Schreiner received an additional $13,500 cash retainer for serving as Chair of the Compensation Committee; Mr. Murphy received an additional $3,333 cash retainer for serving as Chair of the Nominating and Corporate Governance Committee until May 2020; Mr. Snead received an additional $6,667 for serving as Chair of the Nominating and Corporate Governance Committee beginning in May 2020; Mr. Wampler received an additional $15,000 cash retainer for serving as Chair of the Risk Committee; and Mr. Fisher received an additional $10,000 cash retainer for serving as Chair of the Trust Committee. Members of the Audit, Compensation, Nominating and Corporate Governance, Risk and Trust Committees each received an additional $8,000 cash retainer.

Members attending Executive Committee meetings received a $1,000 per meeting fee (or $500 for telephonic meetings lasting under an hour) for each meeting held during the year. Members of any Board approved Special Purpose Committee, as appointed by the Chairman of the Board, received a $500 per meeting fee.
(2)
Represents the aggregated grant date fair value of the awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation. The grant date per share fair value for the second, third and fourth quarter retainers in 2021 of $38.36, $36.22 and $36.85, respectively, paid on April 1, July 1, and October 1, 2021, respectively, were based on the Company’s common stock closing price on March 31, June 30, and September 30, 2021, respectively. The grant date per share fair value of $37.29 for the first quarter 2022 retainer paid on January 3, 2022 was based on the closing price of the Company’s common stock on December 31, 2021.

(3)
Messrs., Corbin, Tillett, Wampler and Wimbush elected for 2021 to defer their stock awards, and Messrs., Corbin, Wampler and Wimbush elected for 2021 to defer their cash awards into the Virginia Bankers Association’s non-qualified deferred compensation plan for the Company. There were no above market or preferential earnings associated with the deferrals into this plan. For Mr. Hansen, upon reaching his Normal Retirement Date, he began receiving monthly in September 2021 compensation totaling $22,299 annually according to his supplemental compensation agreement; these payments will continue monthly until August 1, 2031.

(4)
Mr. Clarke retired from the Board, effective January 18, 2021. Ms. Dalton retired from the Board, effective at the 2021 annual meeting of shareholders. Mr. Murphy retired from the Board on September 13, 2021.

(5)
Mr. Ellett elected to receive stock in lieu of his annual cash Board member retainer for the second and third quarters of 2021.

(6)
Mr. Fisher will retire from the Board effective immediately following the Annual meeting and Mr. Myers retired from the Board effective February 21, 2022.

AUDIT INFORMATION AND REPORT OF THE AUDIT COMMITTEE
Principal Accounting Fees
The Company’s independent registered public accounting firm, EY, billed the following fees for services provided to the Company for the audit of the Company’s annual financial statements for the fiscal years 2021 and 2020 and for other services rendered by EY during those periods:
	2021	2020
Audit fees(1)	$1,675,300	$1,556,625
Audit-related fees(2)	37,500	35,625
Tax fees(3)	140,795	82,400
All Other fees	—	—
Total	$1,853,595	$1,674,650

(1)
Audit fees: Audit and review services, consents, comfort letters in connection with debt issuance and securities offerings; review of documents filed with the SEC, including the 2021 and 2020 proxy statements and audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act and the Federal Deposit Insurance Corporation Improvement Act. In 2021, implementation of the new credit losses accounting standards and in 2020, EY performed procedures over the adoption of the new credit losses accounting standards.

(2)
Audit-related fees: Includes the 2021 and 2020 audits of mortgage compliance.

(3)
Tax fees: EY provided tax compliance and other tax advisory services related to the Company in both 2021 and 2020. No tax services are performed by EY to the Company for its directors and executive officers.

The Audit Committee notes that EY performed no services to the Company, other than those enumerated above, for 2021 or 2020. As a result, the Audit Committee has determined that the provision of these services by EY is compatible with maintaining the firm’s independence from the Company. Any engagement beyond the scope of the annual audit engagement is required to be pre-approved by the Audit Committee.
Audit Committee Pre-Approval Policy
The Audit Committee, or a designated member of the Audit Committee, must pre-approve all auditing services, internal control related services and permitted non-audit services, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of the audit, performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the registered public accountant’s independence. The Audit Committee may form and delegate authority to subcommittees, consisting of one or more members when appropriate, to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.
Audit Committee Report
This Audit Committee Report was approved and adopted by the Audit Committee on February 25, 2022. The Board of the Company has a standing Audit Committee that currently consists of the independent directors whose names appear at the end of this report.
While management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls, the Audit Committee monitors and reviews the Company’s financial reporting process on behalf of the Board of Directors. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. The Audit Committee reviews and reassesses its charter periodically and recommends any changes to the Board for approval. Under applicable law, the Audit Committee has sole responsibility for the selection of the Company’s independent registered public accounting firm. The Audit Committee is also responsible for the compensation and oversight of the Company’s independent registered public accounting firm.
Prior to appointing the independent registered public accounting firm each year, the Audit Committee completes an annual evaluation of the independent registered public accounting firm’s qualifications, including assessing the firm’s quality of service, the firm’s quality of communication and interaction with the firm, the firm’s sufficiency of resources, and the firm’s independence, objectivity, and professional skepticism. This evaluation includes whether the firm’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the firm’s independence. The results of all Public Company Accounting Oversight Board (United States) (“PCAOB”) examinations are discussed with the firm as part of this process. The Audit Committee also provides input to the independent registered public accounting firm with regards to engagement partner selection.
The Company’s independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with the standards of the PCAOB and to issue reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, which, in its reports, expresses an opinion on the conformity of the Company’s consolidated annual financial statements to accounting principles generally accepted in the United States of America and whether the Company’s internal controls over financial reporting were effective as of the end of the year.
In this context, the Audit Committee met and held discussions with management and representatives of EY with respect to the Company’s financial statements for the year ended December 31, 2020. Management represented to the Audit Committee that the consolidated financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States of America; the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee reviewed and discussed with the independent registered public accounting firm the critical audit matters arising in the audit of the financial statements and identified in EY’s audit report, which is included with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The Committee also reviewed any other matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
In addition, the Audit Committee discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, and the independent registered public accounting firm provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB.
The Audit Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management in attendance, to discuss the results of their examinations, the evaluations of the internal controls of the Company, and the overall quality of the financial reporting of the Company. This included the Audit Committee’s monitoring of the progress of remediation of noted control deficiencies, if any, until resolved.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee,
Patrick E. Corbin, Chairman
Frank Russell Ellett
Daniel I. Hansen
Jan S. Hoover

NAMED EXECUTIVE OFFICERS
The following persons, each of whom is an executive officer of the Company, are sometimes referred to in this proxy statement as the “named executive officers,” or the “NEOs.”
Name (Age)	Title and Principal Occupation During at Least the Past Five Years
John C. Asbury (56)	Chief Executive Officer of the Company since January 2017 and President since October 2016; Chief Executive Officer of the Bank since October 2016 and President of the Bank from October 2016 until September 2017 and May to September 2018; President and Chief Executive Officer of First National Bank of Santa Fe from February 2015 until August 2016; Senior Executive Vice President and Head of the Business Services Group at Regions Bank from May 2010 until July 2014, after joining Regions Bank in March 2008 as Business Banking Division Executive; Senior Vice President at Bank of America in a variety of roles.
Robert M. Gorman (63)	Executive Vice President and Chief Financial Officer of the Company since joining the Company in July 2012; Senior Vice President and Director of Corporate Support Services in 2011, and Senior Vice President and Strategic Financial Officer of SunTrust Banks, Inc., from 2002 to 2011; serves as a member of the Board of Directors of certain of the Company’s affiliates.
Maria P. Tedesco (61)	Chief Operating Officer of the Bank effective January 2022 and Executive Vice President of the Company and President of the Bank since September 2018; Chief Operating Officer for Retail at BMO Harris Bank based in Chicago from 2016 to 2018; Senior Executive Vice President and Managing Director of the Retail Bank at Santander Bank, N.A. from 2013 to 2015; various positions with Citizens Financial Group, Inc. from 1994 to 2013.
David V. Ring (58)	Executive Vice President and Wholesale Banking Group Executive since joining the Company in September 2017; Executive Vice President and Executive Managing Director at Huntington National Bank from December 2014 to May 2017; Managing Director and Head of Enterprise Banking at First Niagara Financial Group from April 2011 to December 2014; various positions at Wells Fargo and predecessor banks from January 1996 to April 2011, including Wholesale Banking Executive for Virginia to Massachusetts at Wachovia and Greater New York & Connecticut Region Manager.
M. Dean Brown (57)	Executive Vice President and Chief Information Officer & Head of Enterprise Operations since joining the Company in February 2015; Chief Information and Back Office Operations Officer of Intersections Inc. from 2012 to 2014; Chief Information Officer of Advance America from 2009 to 2012; Senior Vice President and General Manager of Revolution Money from 2007 to 2008; Executive Vice President, Chief Information Officer and Chief Operating Officer from 2006 to 2007, and Executive Vice President and Chief Information Officer from 2005 to 2007, of Upromise LLC.
OWNERSHIP OF COMPANY STOCK
The following table sets forth, as of March 9, 2022, certain information with respect to the beneficial ownership of the Company’s common stock held by (a) each director and director-nominee of the Company, (b) each named executive officer, (c) persons known by the Company to be the beneficial owners of more than 5% of its outstanding common stock, and (d) all the current directors and executive officers of the Company as a group. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act. In general, beneficial ownership includes any shares of common stock as to which the individual has sole or shared voting or investment power. None of the individuals has any right to acquire shares of the Company’s common stock within 60 days of March 9,

2022 through the exercise of any option, warrant or other right. None of the shares listed below are pledged as security. Fractional shares have been rounded down to the nearest whole share for purposes of this table. Percentage ownership is calculated based on 75,521,645 shares of the Company’s common stock outstanding as of March 9, 2022, except as noted below.
Name	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Directors:
Patrick E. Corbin	37,361(1)	*
Frank Russell Ellett	14,960	*
Gregory L. Fisher	28,789(2)	*
Daniel I. Hansen	138,746(3)	*
Jan S. Hoover	28,944	*
Patrick J. McCann	24,753(4)	*
Thomas P. Rohman	14,358	*
Linda V. Schreiner	14,008	*
Thomas G. Snead, Jr.	43,918(5)	*
Ronald L. Tillett	36,316(6)	*
Keith L. Wampler	23,599(7)	*
F. Blair Wimbush	8,776(8)	*
Named Executive Offıcers:
John C. Asbury	165,142(9)	*
Robert M. Gorman	50,210(10)	*
Maria P. Tedesco	37,447(11)	*
David V. Ring	18,084(12)	*
M. Dean Brown	32,178(13)	*
All other executive offıcers	41,768(14)	*
All current executive offıcers and directors as a group: (20 persons)	759,357	1.01%
5% Shareholders:
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	7,609,912(15)	10.06%(15)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	5,471,819(16)	7.20%(16)
Dimensional Fund Advisors LP 6300 Bee Cave Road Building One Austin, Texas 78746	4,602,112(17)	6.10%(17)
Wellington Management Group LLP 280 Congress Street Boston, Massachusetts 02210	3,850,499(18)	5.09%(18)

*
Represents less than 1% of the Company’s common stock.

(1)
Includes 6,537 shares of phantom stock allocated to Mr. Corbin’s account under the Virginia Bankers Association’s nonqualified deferred compensation plan for the Company. Includes 13,072 share of common stock held indirectly by Mr. Corbin as Trustee of a trust.

(2)
Includes 6,726 shares of common stock registered in the name of Mr. Fisher’s spouse.

(3)
Includes 128,501 shares of common stock held jointly by Mr. Hansen and his spouse and 742 shares of common stock held by Mr. Hansen’s spouse.

(4)
Includes 201 shares of common stock registered in the name of Mr. McCann’s spouse.

(5)
Includes 37,322 shares of common stock held indirectly by Mr. Snead as Trustee and settlor of a trust.

(6)
Includes 6,334 shares of phantom stock allocated to Mr. Tillett’s account under the Virginia Bankers Association’s nonqualified deferred compensation plan for the Company.

(7)
Includes 10,713 shares of phantom stock allocated to Mr. Wampler’s account under the Virginia Bankers Association’s nonqualified deferred compensation plan for the Company.

(8)
Includes 3,421 shares of phantom stock allocated to Mr. Wimbush’s account under the Virginia Bankers Association’s nonqualified deferred compensation plan for the Company.

(9)
Includes 28,497 shares of restricted stock over which Mr. Asbury has no investment power until such shares vest.

(10)
Includes 10,238 shares of restricted stock over which Mr. Gorman has no investment power until such shares vest.

(11)
Includes 21,381 shares of restricted stock over which Ms. Tedesco has no investment power until such shares vest. In addition to the shares of common stock reported in the table, as of March 9, 2022, Ms. Tedesco also held 800 Depositary Shares. No other executive officer or director owns Depositary Shares.

(12)
Includes 6,754 shares of restricted stock over which Mr. Ring has no investment power until such shares vest.

(13)
Includes 6,554 shares of restricted stock over which Mr. Brown has no investment power until such shares vest.

(14)
Includes 10,598 shares of common stock (including shares of restricted stock over which they have no investment power until such shares vest) held by David G. Bilko, Susan E. Pfautz and Shawn E. O’Brien.

(15)
This information as of January 31, 2022 is based solely on Amendment No. 5 to Schedule 13G filed with the SEC on February 10, 2022, which reported that The Vanguard Group had sole voting power over 0 shares and sole dispositive power over 7,474,603 shares and shared voting power over 67,453 shares and shared dispositive power over 135,309 shares.

(16)
This information as of December 31, 2021 is based solely on Amendment No. 2 to Schedule 13G filed with the SEC on February 1, 2022, which reported sole voting power over 5,317,745 shares and sole dispositive power over 5,471,819 shares. These shares may be owned by one or more of the following entities controlled by BlackRock, Inc.: BlackRock Life Limited; Aperio Group, LLC; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock Fund Advisors; and BlackRock Fund Managers Ltd.

(17)
This information as of December 31, 2021 is based solely on Amendment No. 7 to Schedule 13G filed with the SEC on February 8, 2022, which reported sole voting power over 4,504,824 shares and sole dispositive power over 4,602,112 shares. Dimensional Fund Advisors LP (“Dimensional”) is a registered investment advisor and may be deemed to have beneficial ownership of these shares which are held by certain funds, investment companies, trusts and accounts for which Dimensional or its subsidiaries serves as investment advisor, sub-advisor and/or manager. Dimensional disclaims beneficial ownership of all such shares.

(18)
This information as of December 31, 2021is based solely on Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2022, which reported that Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP had shared voting power over 3,127,165 shares and shared dispositive power over 3,850,499 shares.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
During 2021 the Company’s leadership team continued to operate under a soundness, profitability and growth model in an effort to continue to deliver top-tier financial performance for its shareholders. The team demonstrated the strength and commitment needed to manage through the ongoing separate and distinct challenges of the continuing COVID-19 pandemic and a near zero short term interest rate environment. In addition, many roles continued to operate remotely as the Company’s corporate offices remained closed throughout the entire year to ensure the safety and well-being of both the Company’s teammates and customers. With personal safety at the top of minds, the Company saw an increase in the use of its digital channels and continued to work on new projects and upgrades to improve the customer experience.
The Company’s executive compensation programs are designed to attract, retain, pay for performance and motivate the leadership team, even during times of uncertainty, and include a mix of fixed and variable compensation with both short- and long-term incentives used to drive sustained growth and profitability of the Company. This section of the proxy statement provides an overview and explanation of the material information relevant to understanding the objectives, policies, and philosophy underlying the Company’s executive compensation programs, focusing on the named executive officers (also referred to as NEOs).
For purposes of this Compensation Discussion and Analysis, the current NEOs are as follows:
•
John C. Asbury, President and CEO of the Company and CEO of Atlantic Union Bank

•
Robert M. Gorman, Executive Vice President and Chief Financial Officer of the Company (“CFO”)

•
Maria P. Tedesco, Executive Vice President of the Company and President and Chief Operating Officer of Atlantic Union Bank

•
David V. Ring, Executive Vice President of the Company and Commercial Banking Group Executive of Atlantic Union Bank

•
M. Dean Brown, Executive Vice President of the Company and Chief Information Officer & Head of Enterprise Operations of Atlantic Union Bank (“CIO”)

In this Compensation Discussion and Analysis, the Company’s executive officers, including, but not limited to, the NEOs are sometimes referred to as the “Executive Group.” This section of the proxy statement informs shareholders about certain incentive compensation plans as well as components of compensation paid to the NEOs. Following the Compensation Discussion and Analysis, the Company provides additional information relating to executive compensation in a series of tables, including important explanatory footnotes and narrative. The Summary Compensation Table is incorporated by reference into this Compensation Discussion and Analysis.
At the 2021 annual meeting of shareholders, 98% of the Company’s shares that were voted on the matter were voted for the approval, on an advisory basis, of the NEOs’ compensation, as described in the Company’s 2021 proxy statement. The Compensation Committee considered the result of the shareholder vote in determining executive compensation policies and decisions since the 2021 annual meeting of shareholders. The Compensation Committee viewed the vote as an expression of the shareholders’ overall satisfaction with the Company’s current executive compensation programs. Nonetheless, because market practice and the Company’s business needs continue to evolve, the Compensation Committee continually evaluates the compensation programs and makes changes when warranted.

Executive Summary
The Company’s executive compensation programs are designed to link the compensation that its Executive Group receives through the Company’s various incentive plans to its financial performance. In making compensation decisions, the Compensation Committee considers market practices and compensation levels, the Company’s performance and good governance practices. The Company’s goal is to ensure that its compensation programs are competitive in attracting, motivating, and retaining high level executive talent, commensurate with its financial performance, and are generally aligned with the interests of its shareholders.
Each compensation element is generally targeted to the median of “market,” which is defined through the use of a select peer group and survey data the Compensation Committee deems comparable. The incentive programs are designed so that superior financial performance should result in total compensation higher than the median of the Company’s peers while substandard financial performance should result in total compensation lower than the median of its peers. When setting goals and objectives under the various compensation programs, the Compensation Committee considers the overall corporate strategy and how the goals enhance and support the strategy.
Over the last five years the Company has grown through a combination of organic growth and acquisitions from $8.4 billion to over $20 billion in total assets. During this time the Company made significant investments in both people and infrastructure and continued to deliver solid financial results. Over this five-year period the Company delivered returns to its shareholders that are above the median of its compensation peer group. The Compensation Committee considers this level of peer performance, along with other factors, when determining incentive compensation awards.
The source data for the above graphs is S&P Global Market Intelligence which standardizes financial data to assist with comparisons across multiple companies. As such, the standardized data presented for us and as the median of the compensation peers may differ from actual calculations, which do not take into account such standardizations.
When reviewing management performance, the Compensation Committee focuses on the four key performance measures included in the Company’s Management Incentive Plan (“MIP”), the Company’s short-term incentive compensation plan. These measures are net earnings, return on assets (“ROA”), return on tangible common equity (“ROTCE”) and efficiency ratio. The following table illustrates the Company’s performance over the past five-year period as reported in accordance with generally accepted accounting principles, or GAAP. Adjustments to these reported figures are considered by the Committee when determining incentive compensation awards based on the nature of the items and whether or not the inclusion or exclusion is in the best interests of the Company and its shareholders. Such adjustments for 2021 are discussed in the Short-Term Incentive Compensation section of this proxy statement.

	2017	2018	2019	2020	2021
Total Assets	$9.32B	$13.77B	$17.56B	$19.63B	$20.06B
Net Income	$72.92M	$146.25M	$193.53M	$158.23M	$263.92M
ROA	0.83%	1.11%	1.15%	0.83%	1.32%
ROTCE	10.75%	14.40%	14.26%	11.18%	16.72%
Efficiency Ratio	66.09%	63.62%	62.37%	60.19%	61.91%
Dividends Paid	$0.81	$0.88	$0.96	$1.00	$1.09
Below are some additional highlights of the Company’s performance for 2021 in support of its strategic plan, as well as in reaction to the pandemic and other challenges:
•
Received the number one ranking in the Mid-Atlantic region in the J.D. Power 2021 Retail Banking Satisfaction StudySM. The bank finished with the highest overall customer satisfaction score for 2021 in Mid-Atlantic with 854 out of 1000 points. The average score across banks operating in the region was 814 according to J.D. Power.

•
Processed more than 5,000 loans in the second round of the Small Business Administration’s Paycheck Protection Program (“PPP”) representing approximately $500 million in additional small business funding.

•
Completed the consolidation of five branches in February 2021.

•
Rebranded Middleburg Financial to Atlantic Union Bank Wealth Management to better leverage the bank brand, and to provide a seamless and integrated customer experience between the bank and its wealth management services.

•
Executed on the issuance of $250 million of 2.875% fixed-to-floating rate subordinated debt with the net proceeds from the offering used in part to repay our outstanding $150 million of 5.00% fixed-to-floating rate subordinated notes due in 2026 that were redeemable beginning on December 15, 2021 and the remainder to be used for general corporate purposes.

•
The Board authorized the repurchase of up to $125 million worth of the Company’s common stock through June 30, 2022, which authority was fully utilized as of August 2021, and in December 2021 authorized the repurchase of an additional $100 million worth of the Company’s common stock through December 9, 2022.

In addition, the following are some of the key compensation highlights for 2021 in support of the Company’s leadership and performance:
•
No base salary adjustments were made to any of the NEOs, and other elements of variable compensation were adjusted where needed to align total compensation with the market median.

•
Payments under the MIP, the Company’s short-term incentive compensation plan, were made to the NEOs ranging from 53% to 129% of base salary. These payouts reflected a weighted average achievement of 108% of the performance targets for all corporate goals, which were comprised of goals relating to net operating earnings, operating ROA, operating ROTCE, and operating efficiency ratio.

•
Equity awards were made in the form of time-based restricted stock and performance share units under the Company’s long-term incentive program.

•
Previously granted performance share units with a three-year performance period ended December 31, 2020 vested in 2021 at a percentage of 144% as the Company’s TSR ranked at the 72nd percentile of the TSR of the banks comprising the KBW Regional Banking Index at the end of the period.

These actions are in addition to the other best practices embedded in the Company’s executive compensation programs designed to ensure that the Compensation Committee maintains effective governance and oversight of the programs. The chart below illustrates the Company’s compensation governance model and its continual processes.

• Business strategy
• Compensation philosophy
• Market trends & analysis
• Eligibility
• Select metrics
• Risk, compliance & legal assessments
• Scenario modeling & costing
• Plan approval
• Set goals for key performance measures
• Establish budgets based on target performance under the plans
• Adjust incentive accruals periodically based on year-to date performance
Alignment & Design
Goal Setting & Budgeting
Plan Evaluation
Plan Administration
• Review plan performance and effectiveness
• Risk assessment
• Decision plan renewal
• Communicate and report
• Collect & validate performance data
• Calculate award amounts
• Approve payouts
• Teammate inquiry and dispute resolution

In addition to the above, the table below summarizes what the Company does and does not do with respect to its compensation governance practices and demonstrates that the Company’s practices are designed to encourage actions that are in the long-term interests of its shareholders.
What the Company Does

Pay for Performance
•
The Company bases its annual incentive compensation programs on the achievement of key performance measures that are tied directly to the business strategy and shareholder value.

•
Performance share units deliver value to executives according to pre-determined financial metrics, to the extent performance goals are achieved.

Emphasize Long-term Performance • Equity programs reward performance over a three-year time horizon.
Stock Ownership Commitment • Stock ownership guidelines generally align the interests of management with the interests of shareholders.

Clawbacks
•
The Compensation Clawback Policy generally requires the recoupment of any excess incentive compensation paid to the NEOs, other executive officers or other recipients of incentive-based compensation if the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws.

Risk Management
•
The Company’s compensation plans are evaluated annually by the Company’s risk management group as part of the Company’s enterprise risk management reviews. The reviews are intended to identify areas of potential risk and opportunity that can be discussed with management or the Compensation Committee. The Compensation Committee reviews the results of the risk reviews as part of its effort to ensure the compensation plans do not encourage imprudent risk taking.

•
All executive compensation incentive program payouts and awards are reviewed by the Company’s internal audit department personnel prior to approval by the Compensation Committee.

Compensation Benchmarking • The Company uses a defined peer group for benchmarking, and the Compensation Committee annually reviews the peer group to ensure ongoing relevance of each selected peer.
Obtain Advice from Independent Advisor • The Compensation Committee uses the services of an independent compensation consultant.
What the Company Does Not Do

No Hedging or Pledging of Company Stock
•
In accordance with its Policy Statement on Insider Trading (the “Insider Trading Policy”), the Company prohibits all directors and employees from entering into any transaction designed to hedge or offset any change in the market value of Company stock (including short sales, puts, calls, swaps or other derivatives, and all other similar transactions).

•
In addition, the Insider Trading Policy discourages all employees and prohibits “Section 16 Insiders” and “Covered Persons” (as designated in the Insider Trading Policy) from holding Company stock in a brokerage margin account or pledging Company stock as collateral for a loan.

No Extensive Use of Employment Agreements
•
The Company limits the use of executive employment agreements to the CEO, President and CFO. All other executives are covered under the Company’s Executive Severance Plan.

No Golden Parachute Tax Gross-ups • The Company does not allow for tax gross-ups under employment agreements or other severance plans.
No “Single Trigger” Events • Vesting connected with a change in control requires a qualifying termination of employment if the acquirer assumes outstanding equity awards.
No Multi-Year Compensation Guarantees • No agreement or other plan of the Company provides for any multi-year compensation guarantees.
No Unearned Dividends Paid on Performance Based Awards • The Company does not accrue or pay dividend equivalents on performance-based awards during performance periods.

Compensation Philosophy and Objectives
The Company’s “total compensation philosophy” related to executive compensation is to provide competitive, market-based total compensation programs that are aligned with the Company’s short- and long- term business strategies, tied to Company performance, and supportive of the interests of its shareholders.
Within this framework, the Company observes the following principles:
Pay for performance:   To reflect a balance between fixed and at-risk compensation, performance- based cash incentive programs are used for executives. Payouts under these programs vary with performance against both annual Company goals and individual objectives. Members of the Executive Group are rewarded for achieving targeted performance against the Company’s operational and financial goals, as well as individual growth objectives, and are provided with an incentive to achieve greater financial results for greater financial rewards.
Reward long-term growth and profitability:   To provide rewards that encourage retention, promote performance and increase the level of at-risk compensation, members of the Executive Group are granted equity-based awards with vesting periods generally no less than three years. These awards are designed to reward the execution and achievement of long-term results.
Align compensation with shareholder interests:   The interests of the Company’s Executive Group are generally aligned with those of its shareholders through the risks and rewards of the ownership of the Company’s common stock.
Attract and retain highly qualified executives:   Members of the Executive Group have base salaries that are market competitive with the Company’s identified industry peer group and permit the Company to hire and retain high quality individuals at all levels. Several compensation programs include the use of long-term equity compensation to encourage retention. The Company recognizes that by retaining high quality executives, its customers and shareholders will benefit from their expertise, high performance, and service longevity.
Ensure proper governance practices:   Policies and procedures around executive compensation programs are designed to prevent or mitigate excessive risk-taking by balancing short- and long- term rewards. All performance-based plans maintain both threshold and maximum levels of payout as well as clawback provisions. Program flexibility is also provided to respond to the changing dynamics within the banking industry. Each compensation element is generally targeted to the median of the market, which is defined through the use of a select peer group and survey data the Compensation Committee deems comparable. The compensation programs and review process are designed to allow for adjustments for individual variances in experience, skills and contributions.
Role of the Compensation Committee
In accordance with the Compensation Committee’s charter (which is on the Company’s website at https://investors.atlanticunionbank.com/govdocs), the Compensation Committee met nine times during 2021. The principal duties of the Compensation Committee are to:
•
review and recommend to the Board for approval the compensation of the CEO. The CEO does not deliberate in regard to his own compensation and is not present during discussions concerning his compensation;

•
provide continuous oversight of executive compensation plans and ensure they adhere to the Company’s overall total compensation philosophy, including an appropriate balance between risk and financial results;

•
review and ensure compliance with the compensation rules and regulations applicable to the Company under the Dodd-Frank Act, certain SEC disclosure rules and NASDAQ Stock Market rules and regulations;

•
approve the MIP corporate goals and objectives relevant to the Executive Group and evaluate the Company’s and each executive’s performance against those goals and objectives;

•
recommend to the Board the compensation components for each member of the Executive Group, taking into consideration the CEO’s compensation recommendations for them; and

•
review and recommend to the Board the appropriate level and type of compensation for service by non-employee members of the Board and Board committees.

Compensation Consultants
During 2021, the Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent executive compensation consulting firm, to provide comprehensive consulting services to the Compensation Committee, including to:
•
provide information regarding base salary ranges and recommendations for the Executive Group;

•
assist in the development of compensation guidelines used during the executive hiring process;

•
review the Compensation Discussion and Analysis section of the proxy statement;

•
assist in developing goals for the short- and long-term incentive plans;

•
update the Compensation Committee about regulatory matters and trends;

•
assist with the development of 2021 executive compensation decisions; and

•
attend Compensation Committee meetings.

Pearl Meyer reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee analyzed whether the work of Pearl Meyer raised any conflicts of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by Pearl Meyer; (ii) the amount of fees the Company paid to Pearl Meyer as a percentage of Pearl Meyer’s total revenues; (iii) Pearl Meyer’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Pearl Meyer or the individual compensation advisors employed by Pearl Meyer with any executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Pearl Meyer or the individual compensation advisors employed by Pearl Meyer. The Compensation Committee determined, based on its analysis of the above factors, among others, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Company have not created any conflicts of interest.
Compensation Benchmarking and Decisions
The Company conducts annually a benchmarking and peer group exercise with the Compensation Committee and with the assistance of Pearl Meyer. In October 2020, Pearl Meyer presented a review of the Company’s peer group that utilized as the primary criteria for inclusion publicly traded U.S. banks with assets as of the end of the second quarter of 2020 ranging from approximately 50% to 200% of the Company’s asset size. The Compensation Committee considered the “compatibility” and “comparability” of each company when selecting the 2021 peer group. The Compensation Committee reviewed, among other things, each peer company’s asset size, earnings, geographical location, organizational structure and governance, number of employees, number of branch offices, and service offerings.
Following selection and approval by the Compensation Committee of the peer group, the Company was positioned near the median of the group in terms of asset size. As a result, during 2021, the Compensation Committee compared the principal elements of total direct compensation against the peers listed below:
BancorpSouth Bank	Sandy Spring Bancorp, Inc.
Berkshire Hills Bancorp, Inc.	Simmons First National Corporation
First Financial Bancorp.	South State Corporation
First Midwest Bancorp, Inc.	Sterling Bancorp
F.N.B. Corporation	TowneBank

Fulton Financial Corporation	Trustmark Corporation
Great Western Bancorp, Inc.	UMB Financial Corporation
Hancock Whitney Corporation	United Bankshares, Inc.
Heartland Financial USA, Inc.	United Community Banks, Inc.
Home BancShares, Inc.	Webster Financial Corporation
Old National Bancorp	WesBanco, Inc.
Pinnacle Financial Partners, Inc.	WSFS Financial Corporation
Renasant Corporation
In addition to the selected peer group, the Compensation Committee also considered the executive compensation of peer companies used by proxy advisory firms to ensure reasonable overlap.
As part of the annual benchmarking exercise, the Compensation Committee reviewed relevant market and survey data and analyses provided by Pearl Meyer. The data used in this exercise primarily included national data from the following:
•
Pearl Meyer, 2020 National Banking Compensation Survey;

•
McLagan, 2020 Regional and Community Banking Compensation Survey;

•
Kenexa, 2020 CompAnalyst Market Database;

•
Custom peer group proxy filings; and

•
Additional proprietary survey sources.

Executive positions were matched to the survey and/or proxy data based on job duties using the appropriate scope for asset size. In addition to reviewing the respective data, the Compensation Committee considered recommendations of other key executives, including the CEO, the CFO, and the Chief Human Resource Officer (“CHRO”), in making decisions on compensation.
Compensation Risk Assessment
The Company’s risk management group annually evaluates the Company’s compensation programs as part of its enterprise risk management review. The evaluations include, but are not limited to, the performance metrics, approval mechanisms and related characteristics of selected Company compensation policies and programs. The goal of the review is to determine whether any of these policies or programs could create risks that may have a material adverse effect on the Company. To date, these reviews have found the compensation programs do not present undue risk for the Company. The Compensation Committee considers the results of these reviews and also regularly reviews the incentive compensation arrangements to ensure that such arrangements do not encourage the NEOs to take unnecessary or excessive risks that would have a material adverse effect on the Company.
Elements of Compensation
Annually, the Compensation Committee evaluates the elements of executive compensation. For 2021, the principal components of compensation for members of the Executive Group were:
Base Salary:   Paid to recognize the day-to-day duties and responsibilities of members of the Executive Group.
Short-Term Performance-Based Cash Incentive Opportunity:   Members of the Executive Group have a portion of their targeted annual total cash compensation at risk, contingent upon meeting the Company’s corporate goals and the executive’s personal objectives.
Long-Term Incentive Opportunity — Time-Based Restricted Stock and Performance-Based Awards:    Members of the Executive Group participate in long-term incentive opportunities that link a significant portion of their total compensation to increasing shareholder value.

Incentive or variable compensation for an individual executive may become a larger percentage of the executive’s total direct compensation when he or she assumes significant responsibilities and has a significant impact on the financial or operational success of the Company. The table below reflects this larger percentage of variable compensation in the CEO’s target and actual compensation mix for 2021.
Generally, the Compensation Committee targets base salary compensation and the various percentages used to calculate short- and long-term incentive opportunities at the median of the selected peer group market data. For 2021, targeted executive compensation levels were considered in-line with the respective market benchmarks for all components.
Targeted Compensation Levels Relative to Peer Group
Element	Percent of Median
Base Salaries	97%
Target Total Cash Compensation	97%
Target Total Direct Compensation	96%
The elements of compensation are described in detail below and are detailed in the Summary Compensation Table as well as in the other tables following this Compensation Discussion and Analysis.
Base Salary
In early 2021, the Compensation Committee recommended, and the Board approved on February 23, 2021 that no base salaries adjustments be made for the NEOs. As a result, the NEO base salaries for 2021 remained the same as in 2020:
Name	2021 Base Salary
John C. Asbury	$832,000
Robert M. Gorman	$424,634
Maria P. Tedesco	$489,060
David V. Ring	$393,382
M. Dean Brown	$369,910

Short-Term Incentive Compensation
The MIP, or Management Incentive Plan, is the Company’s short-term incentive compensation plan. The MIP is an annual plan that begins each January 1, the first day of the Company’s fiscal year.
•
The Compensation Committee administers the MIP and has final authority with respect to all matters or disputes relating to the plan.

•
Award payouts range from 0% to 150% of an executive’s target opportunity based on achieving certain levels of performance.

Payouts under the MIP are subject to the terms of the Company’s Compensation Clawback Policy, as well as any similar provisions of applicable law or regulation.
In addition, unless the Compensation Committee determines otherwise, no awards will be paid under the MIP, regardless of performance against the specified measures, if (1) any regulatory agency issues a formal enforcement action, memorandum of understanding or other negative directive action and the Compensation Committee considers it imprudent to pay awards under the MIP, or (2) after a review of the Company’s credit quality measures the Compensation Committee considers it imprudent to pay awards under the MIP.
Taking into consideration the recommendations of Pearl Meyer and the CEO’s recommendations for the other NEOs, the Compensation Committee assigns each NEO an incentive award target as a percentage of year end base salary. The Compensation Committee also assigns each NEO a weighting between the corporate and individual/divisional goals.
Based on the Compensation Committee’s November 2020 executive compensation review, the Compensation Committee recommended to the Board for approval changes to the short-term incentive target opportunities for Messrs. Asbury, Gorman and Ring and Ms. Tedesco. These changes were made to better align the target cash compensation opportunity for these positions to that of the market median of the peer group. Listed below are each NEO’s targeted percentages and weightings for the 2021 MIP:
Name	Target as a Percentage of Base Salary	Corporate Goal Weighting	Individual/ Divisional Goal Weighting
John C. Asbury	100%	80%	20%
Robert M. Gorman	65%	80%	20%
Maria P. Tedesco	70%	80%	20%
David V. Ring	50%	40%	60%
M. Dean Brown	45%	60%	40%
Corporate Goals
For most NEOs, the largest portion of the MIP payouts is based on achievement of corporate performance measures. The Compensation Committee reviewed and approved the 2021 corporate performance measures and weightings of the MIP taking into consideration quantitative data and considering projected performance in light of events affecting the Company from an economic, regulatory and operational perspective. Target corporate performance is based on the 2021 corporate plan as approved by the Board. The original plan as approved by the Board in January 2021 did not take into consideration estimated financial impacts of the government stimulus items in the Consolidated Appropriations Act, 2021 (CAA) passed by Congress in December, 2020 and the American Rescue Plan (ARP) passed in March, 2021 including the impact of the second round of PPP, enhanced unemployment benefits and the distribution of additional government stimulus checks. As a result, in May 2021 the Board approved a revised plan taking into account all anticipated associated financial impacts for the remainder of the year.

The corporate performance measures, based on the May 2021 revised plan, and their respective weightings as approved by the Compensation Committee for use in calculating incentive payouts under the MIP are outlined below (dollars in thousands):
Corporate Performance Measure	Weighting	Threshold	Target	Superior
Net Operating Income	25%	$242,947	$266,974	$280,322
Operating Return on Assets	20%	1.20%	1.31%	1.38%
Operating Return on Tangible Common Equity	30%	14.97%	16.45%	17.32%
Operating Efficiency Ratio	25%	57.41%	52.67%	50.00%
	100%
Individual Goals
Most of the NEOs have a smaller portion of their MIP payouts based on individual goals. For each NEO, the CEO evaluates individual performance against the relevant individual/divisional goals, determines whether the NEO met his or her individual goals for the plan year, and provides the information to the Compensation Committee as needed to assist with recommendations and decisions.
In 2021, Mr. Asbury’s individual objectives focused on the Company’s delivery of its strategic priorities with emphasis on internal process improvements, organic growth and improving the scalability of the company.
Mr. Gorman’s individual goals for 2021 were based on proactively recommending and leading initiatives addressed at achieving the Company’s overall financial goals. This included efforts to execute on the redemption of the Bank’s existing subordinated notes and replacing it with a new subordinated debt issue. In addition, his goals included leading the coordinated process to aggressively reduce deposit rates and the deposit exception population. Mr. Gorman was also charged with adjusting the Company’s financial plans as a result of additional Covid-19 government stimulus programs. He also continued with the objective of providing leadership and execution of the multi-year bank-wide LIBOR transition program.
Ms. Tedesco’s individual goals for 2021 included executing on the strategic plan and initiatives and building out the Company’s business line capabilities and more enterprise approaches to collaboration on solutions. Her objectives also included continuing the Bank’s efforts to move from a one-size fits all to a segmented approach to serving client needs and expanded capabilities, and to building foundational capabilities to help scale for growth. She was also responsible for defining a Community Reinvestment Act program strategy. In addition, Ms. Tedesco was expected to help drive programs and initiatives to manage the operational and risk environment in the bank.
Mr. Ring’s individual goals for 2021 continued to include a focus on efficiency, improved scalability, standardized operating models and strong risk controls for the Wholesale Banking line of business. It was also expected that he remain focused on maintaining credit quality through the economic downturn and related pandemic issues by focusing on proactive work with clients, strong portfolio management, and troubled asset management. His objectives also included effectively driving performance in the second year of operations of the new Atlantic Union Equipment Finance Team. Mr. Ring was expected to build relations with third party associations, businesses, social groups and other organizations that would be beneficial to achieve the Bank’s mission and strategy.
Mr. Brown’s individual goals for 2021 included leading the organization through an aggressive schedule to implement and manage the systems, processes and people for round two of the PPP program. He was also tasked with moving the data center housed at the Bank’s Ruther Glen location to the Bank’s Innsbrook location to allow for efficiency and cost saves. In addition, his goals included delivering on core business needs by meeting service level agreements and quality commitments, and by managing and delivering aggressive business and project priorities.
Award Payouts
Payouts were made to the NEOs under the 2021 MIP based on their achievement of both corporate and individual goals. The Compensation Committee has discretion under the MIP to withhold or adjust any incentive compensation in its sole discretion as it deems appropriate; the Compensation Committee did not make any adjustments under the MIP for 2021.
The portion of payouts under the 2021 MIP that were based on performance against corporate measures were based on actual corporate results assessed against threshold, target and superior performance levels as described above. Payouts for performance between threshold and superior were calculated using straight line interpolation using a 10% payout for threshold performance, a 100% payout for target performance, and a 150% payout for superior performance. The following table shows the Company’s performance against each corporate performance measure and the resulting payout percentage (dollars in thousands):
Corporate Performance Measure	Weighting	Actual Results		Achievement %	Payout %
Net Operating Income(1)	25%	$291,567	Above Superior	109%	150%
Operating Return on Assets(2)	20%	1.46%	Above Superior	111%	150%
Operating Return on Tangible Common Equity(3)	30%	18.47%	Above Superior	112%	150%
Operating Efficiency Ratio(4)	25%	54.26%	Below Target	97%	70%
	100%				130%

(1)
Net operating income is net income adjusted for the after-tax impact of OREO valuation adjustments, securities gains, branch and operations center closures, COVID-19 business continuity expenses, gains and losses related to balance sheet repositioning, insurance proceeds from bank-owned life insurance contracts, the acceleration of the unamortized discount on existing subordinated debt and the recovery on a previously charged off loan.

(2)
The net income amounts utilized in operating ROA are adjusted for the same items as reflected in Footnote 1 above related to net operating income.

(3)
The net income amounts utilized in operating ROTCE are adjusted for the same items as reflected in Footnote 1 above related to net operating income.

(4)
The noninterest expense utilized in the operating efficiency ratio is adjusted for the amortization of intangible assets, loss related to balance sheet repositioning, COVID-19 business continuity expenses, branch and operations center closures and OREO valuation adjustments. The noninterest income utilized in this calculation is adjusted for the acceleration of the unamortized discount on existing subordinated debt, insurance proceeds from bank-owned life insurance contracts, securities gains and the recovery on a previously charged off loan.

With respect to individual/divisional goals, payouts under the 2021 MIP were based on performance against both qualitative and quantitative goals. The following table describes the respective NEO’s achievement against his or her individual/divisional goals under the MIP for 2021 and the payout percentage, in each case as approved by the Compensation Committee with respect to each NEO:
Name	Actual Results	Payout %
John C. Asbury	Continued to deliver on the organization’s strategic plan and to drive strong corporate results during the second year of uncertainties and disruption from the global pandemic. Drove the continued investment in organic growth initiatives, and intensified the focus on other strategic opportunities. Demonstrated the willingness to take aggressive cost cutting actions to improve bottom-line performance. Kept strong interactions with key stakeholders including internal and external customers, analysts, industry and community leaders.	125%
Robert M. Gorman	Led the recommendation on the approval of two share repurchase programs in 2021, one for $125 million of shares that was fully utilized as of September 30, 2021; and another	125%

Name	Actual Results	Payout %
	approved in December 2021 for up to $100 million of shares. Successfully executed the redemption of the Bank’s existing $150 million of 5% fixed to floating rate subordinated debt and replaced it with a $250 million of new 2.875% fixed to floating rate subordinated debt. Fully executed a new $100 million BOLI investment in 2nd quarter 2021. Developed a revised strategic roadmap to support the lower interest rate environment, adding an increased focus on potential financial technology partnership investments. Aggressively executed several balance sheet restructuring positions, and maintained a higher performing investment portfolio with above average returns and peer rankings.
Maria P. Tedesco	Provided leadership with respect to the implementation of a new customer relationship database, Delphi, which was the result of a collaborative solution across all lines of business and operations teams. Oversaw much of the digital transformation across the bank, with dramatic enhancements across all lines including Consumer, Wholesale, Wealth and Home Loans. Through the successful execution of the banks PPP program, led by Ms. Tedesco, over 55% of the new to bank PPP customers became primary bank clients with working operating accounts. Developed a CRA program strategy that included a goal setting process, automated reporting, and a coordinated effort with fair lending to collaborate under the umbrella of “responsible banking”.	125%
David V. Ring	Under Mr. Ring’s leadership all wholesale banking teams exceeded both growth and credit quality goals. He led processes that resulted in significant client acquisition and penetration, and grew the client base with no additional staff additions. Successfully recruited new team members to add foreign exchange and syndication capability to the Bank’s suite of products. Mr. Ring actively drove many projects to collect and analyze client information more timely, through the modification of roles and responsibilities across groups. Through his strong partnership with the credit teams, saw many improvements over the year in areas such as average weighted risk ratings, delinquencies, total non-performing loans, and non-accruals.	125%
M. Dean Brown	Under Mr. Brown’s leadership the overall results for the technology and operations areas were strong for the year, with highlights being the ability to maintain stability in the remote operations of the company and ensure cybersecurity without material incident. Played a critical role with respect to the second round of PPP with the development of the backend workflow for over 5,000 new loan originations and the automation of the forgiveness process for over 16,500 total loans. Established a process improvement team including methodology for reviews and reviewed over fifty bank-wide processes resulting in improvements and a pipeline for future efficiencies. Met or exceeded a majority of the service level agreements in both information technology and bank operations.	100%

In early 2022, the Compensation Committee and the Company’s Board of Directors approved the following payouts to the NEOs under the MIP for 2021:
Name	Payout	% of Base Salary
John C. Asbury	$1,073,280	129%
Robert M. Gorman	$356,056	84%
Maria P. Tedesco	$441,621	90%
David V. Ring	$249,760	64%
M. Dean Brown	$196,422	53%
Long-Term Incentive Compensation
Long-term incentive compensation is provided to members of the Executive Group to reward them for the execution and achievement of long-term results and to generally align their interests with those of the Company’s shareholders. The Compensation Committee approves long-term incentive compensation awards annually. The Compensation Committee does not time the approval of awards based on information, either positive or negative, about the Company that has not been publicly disseminated.
In making long-term incentive compensation determinations, the Compensation Committee considers the following:
•
the Company’s performance relative to peers;

•
industry-specific survey results;

•
the data and opinions offered by Pearl Meyer, the Compensation Committee’s independent compensation consultant;

•
the Company’s earnings, growth, and risk management practices and results; and

•
in determining the type of award to be granted, the accounting and tax treatment of the award for both the Company and the recipient.

The Company also maintains stock ownership guidelines to support the objective of increasing the amount of Company common stock owned by NEOs and certain other members of management to align the financial interests of management with the general financial interests of shareholders, and to ensure that management has a significant stake in the organization’s long-term success.
Stock Incentive Plan
As of December 31, 2021, the Company had outstanding equity awards to NEOs granted under the Atlantic Union Bankshares Corporation Stock and Incentive Plan (the “AUB SIP”).
At the Company’s Annual Meeting on May 4, 2021 the Company’s shareholders approved the amended and restated AUB SIP. The AUB SIP makes 4,000,000 shares (an increase of 1,500,000 shares from the previously approved plan) of the Company’s common stock available for granting stock awards in the form of stock options, restricted stock, restricted stock units, stock awards, performance share units and performance cash awards to eligible employees and non-employee directors of the Company and its subsidiaries. The Compensation Committee administers the AUB SIP and has discretion with respect to determining whether, when, and to whom awards may be granted. The Compensation Committee also determines the terms and conditions for each such award, including any vesting schedule, subject in the case of NEOs to Board approval. As of December 31, 2021, there were 1,855,601 shares remaining in the AUB SIP for specific grants and awards.
2021 Long-Term Incentive Plan
The Compensation Committee believes that long-term incentive compensation should be balanced between retention and performance incentives and therefore a combination of restricted stock awards and performance share units are used. The Compensation Committee believes that this combination coupled with meaningful stock ownership requirements reduces the risk profile of the awards while ensuring that executives are focused on shareholder value and the long-term success of the Company. The 2021 Long-Term Incentive Plan (“LTIP”) had two components weighted as follows:
•
40% of the executive’s target long-term incentive value was awarded as a restricted stock award vesting in one-third increments on each of the first, second and third anniversaries of the date of the grant; and

•
60% of the executive’s target long-term incentive value was awarded as performance share units.

The number of shares and units was calculated using the per share closing price of the Company’s common stock on the NASDAQ Stock Market on the grant date approved by the Board.
Executives may earn the performance share unit portion of their awards by achieving certain metrics as established by the Compensation Committee over a three-year performance period. In 2021, the Compensation Committee determined to continue using a measure of relative TSR versus the TSR of banks comprising the KBW Regional Banking Index. Vesting of the performance share unit awards can range from a threshold of 10% (for relative TSR equal to the 25th percentile of the peer banks) to a target of 100% (for relative TSR equal to the 50th percentile of the peer banks) to a maximum of 200% (for relative TSR equal to the 100th percentile). Vesting for performance between the stated percentiles is calculated using straight line interpolation. Relative TSR below the 25th percentile of the peer banks would result in no vesting of the performance share unit awards.
In addition, in the case of performance share units, each award is subject to clawback by the Company as may be required by applicable law, SEC or NASDAQ rule or regulation or the Company’s Compensation Clawback Policy. Pursuant to the Company’s Compensation Clawback Policy, if the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee will require, to the extent appropriate, the surrender of a portion or all of the shares received in payment of the performance share units. The Company has the right to modify future long-term incentive awards should repayment not occur.
2021 Long-Term Incentive Plan Awards
As part of the 2021 LTIP, on February 14, 2021, the Compensation Committee approved and recommended to the Board, which the Board then approved on February 23, 2021, awards of restricted stock and performance share units to the NEOs under the AUB SIP. The chart below shows the 2021 restricted stock and performance share unit awards:
Name	Restricted Stock	Performance Opportunity(1)
John C. Asbury	11,958	17,938
Robert M. Gorman	4,521	6,781
Maria P. Tedesco	5,728	8,591
David V. Ring	3,141	4,712
M. Dean Brown	2,954	4,431

(1)
The performance share opportunity is presented as the target number of performance share units.

Other Long-Term Incentive Plan Awards
In December 2021, upon the recommendation of the CEO, the Compensation Committee and the Company’s Board of Directors, approved a restricted stock award to Ms. Tedesco to both recognize her for her leadership and performance, and to incentivize her retention and commitment to her critical role. The award of 7,299 restricted shares was granted to Ms. Tedesco on December 9, 2021 and was issued under the AUB SIP and has a vesting period of two years.

Executive Stock Ownership Guidelines
The Company’s stock ownership guidelines, as originally adopted in 2013 and amended effective December 10, 2020, were developed based on a review of competitive market practice for the purpose of enhancing the alignment of interests between key executives and shareholders. Stock ownership guideline levels for the NEOs are as follows:
Participant	Value of Shares Owned
Chief Executive Officer	5x Base Salary
Bank President	3x Base Salary
Chief Financial Officer	3x Base Salary
Other Executive Officers	1x Base Salary
The guidelines state that each executive should achieve the designated level of stock ownership within a five-year period. Under the guidelines, if the required stock ownership level is increased for an executive, there is an additional three-year period allowed by which the executive can achieve the new required ownership level. For a new executive officer, as defined in the guidelines, the five-year period begins on January 1 of the year following his or her date of hire or designation as an executive officer. Prior to meeting the applicable stock ownership level guidelines an executive officer must retain 50% of any new shares received as a result of vesting or exercise of awards granted under the Company’s equity compensation plans.
Each executive officer’s stock ownership level is reviewed annually by the Company and the Compensation Committee. As of the April 2021 review, all current NEOs were in compliance with their respective stock ownership levels or on target to achieve their respective stock ownership levels by the expiration of the five-year period.
Executive Agreements
Prior to January 14, 2022, Mr. Asbury and Mr. Gorman were the only two NEOs covered under individual agreements with the Company. In December 2021, upon the recommendation of management, the Compensation Committee recommended to the Board for approval new agreements with Ms. Tedesco in recognition of her critical role in the organization and to provide both her and the Company with additional levels of protection. At the same time, the Compensation Committee recommended to the Board for approval amended and restated agreements for Messrs. Asbury and Gorman given the length of time that had lapsed since execution of their original agreements and the need to make necessary changes to comply with regulatory updates, as well as to ensure consistency in provisions across all executive agreements.
Messrs. Ring and Brown are participants in the Atlantic Union Bankshares Corporation Executive Severance Plan as amended and restated effective November 18, 2021 (the “Executive Severance Plan”).
Employment and Change-in-Control Agreements
Messrs. Asbury and Gorman entered into their amended & restated employment and management continuity agreements on January 14, 2022. Ms. Tedesco entered into her new employment and management continuity agreements on January 14, 2022.
Employment Agreements.   The amended and restated employment agreements with Messrs. Asbury and Gorman and the employment agreement with Ms. Tedesco all have initial terms that end on December 31, 2022 and automatically renew annually for an additional calendar year following the expiration of the initial term unless the Company gives notice to the executive that the employment term will not be extended (collectively the “Employment Agreements”).
Pursuant to the Employment Agreements the executives’ base salary and any recommendations of the Compensation Committee with respect to such salary are reviewed annually by the Board. The executives are eligible to participate in the Company’s short-term cash and long-term equity incentive plans. Incentive compensation under those plans is at the discretion of the Company’s Board and Compensation Committee.
The Company may terminate each executive’s employment without “Cause” (as defined in the Employment Agreements) with thirty days prior written notice to the executive. The executive also may voluntarily terminate his/her employment with the Company at any time for “Good Reason” (as defined in the Employment Agreements). In the event the Company terminates the executive’s employment without Cause or the executive voluntarily terminates his/her employment for Good Reason, the Company will generally be obligated to continue to provide the compensation and contribution toward benefits specified in the agreement, including base salary, for two years following the date of termination. In the event the Company fails to renew the executive’s employment for calendar years 2023 and thereafter, the Company’s obligation to the executive will consist of the compensation and benefits specified in the agreement for one year following the date of termination. Payment of such severance and other benefits is subject to receipt from the executive of a signed release and waiver of claims and satisfaction of the other requirements, conditions and limitations set forth in the agreement.
In the event of a termination for “Cause” (as defined in the Employment Agreements), each executive is entitled to receive his/her accrued but unpaid base salary and any unreimbursed expenses he/she may have incurred before the date of termination.
If the executive dies while employed by the Company, the Company will pay his/her designated beneficiary or estate an amount equal to the executive’s then current base salary for a period of six months after death.
The Employment Agreements terminate in the event there is a change in control of the Company, at which time the Management Continuity Agreements, as detailed below, between the Company and each executive will become effective and any termination benefits will be determined and paid solely pursuant to the Management Continuity Agreement.
Management Continuity Agreements.   Under the amended and restated management continuity agreements with Messrs. Asbury and Gorman and the management continuity agreement with Ms. Tedesco (collectively the “Management Continuity Agreements”), which have the same term and renewal provisions as the Employment Agreements, the Company or its successor must continue to employ each executive for a term of two years after the date of a “Change in Control” of the Company (as defined in the Management Continuity Agreements). This protection period of two years was reduced from three years in the former management continuity agreements with Messrs. Asbury and Gorman. According to certain provisions, each executive will retain commensurate authority and responsibilities, compensation and benefits. He/she will receive a base salary at least equal to that paid in the immediate prior year and a bonus at least equal to the average annual bonus paid for the two years prior to the Change in Control.
If the employment of the executive is terminated during the two years other than for “Cause” or “Disability” (as defined in the Management Continuity Agreement), or if the executive should terminate employment for “Good Reason” (as defined in the Management Continuity Agreement), each executive will be entitled to a lump sum payment, in cash, within 60 days after the date of termination equal to 2.00 times the sum of his/her then current base salary and his/her highest annual bonus paid or payable for the two most recently completed years, any of his/her pre-tax reductions or compensation deferrals for the most recently completed year, a lump sum payment of a prorated annual bonus for the year of termination; and a lump sum payment in the amount twenty-four (24) months of the Company’s monthly contribution pursuant to its current welfare benefit plan, or plans, in effect as of the date of termination. The Management Continuity Agreement for each executive provides for a cutback to the minimum payment and benefits such that the payments do not trigger an excise tax. Payment of such severance and other benefits is subject to receipt from the executive of a signed release and waiver of claims and satisfaction of the other requirements, conditions and limitations set forth in the agreement.
If the executive dies during the two years, the Company will pay his/her designated beneficiary or estate a lump sum payment in an amount equal to the executive’s then current base salary for a period of six months.
Executive Severance Plan
The Executive Severance Plan provides benefits to certain key or critical employees of the Company, including all of the Company’s NEOs, in the event of (i) the involuntary termination of the employee’s employment by the Company without cause (as defined in the Executive Severance Plan) or (ii) the involuntary termination of the employee’s employment by the Company without cause (as defined in the Executive Severance Plan) or by the employee for good reason (as defined in the Executive Severance Plan) within three years following a “Change in Control” of the Company (as defined in the Executive Severance Plan). The plan’s provisions do not apply to the Company’s CEO, CFO and President as long as they continue to have employment and management continuity agreements that provide severance or severance type benefits.
The Executive Severance Plan provides post-termination benefits for eligible executives in the case of a qualifying involuntary termination without cause (as defined in the Executive Severance Plan) that is not in connection with, or occurs more than three years following, a Change in Control of the Company. These benefits consist of:
•
a lump sum payment equal to the executive’s annual base salary at the time of termination, plus an amount equal to the executive’s annual incentive bonus paid or payable for the prior year pro-rated for the then-current calendar year through the termination date;

•
a lump sum payment equal to 12 times the Company-paid monthly subsidy for group health and dental plans;

•
outplacement services for 12 months provided in accordance with Company guidelines; and

•
any earned but unpaid obligations under any other benefit plan of the Company (“accrued obligations”).

The plan also provides enhanced post-termination benefits for eligible executives in the case of a qualifying termination without cause (as defined in the Executive Severance Plan) or for good reason (as defined in the Executive Severance Plan) that occurs within three years following a Change in Control of the Company. These enhanced post-termination change in control benefits are provided in a tiered structure. In November 2021, the Compensation Committee approved a change to the tiered structure to include all members of the Company’s Executive Leadership Team as “Tier 1 Executives”. Previously this Tier 1 had only included the Company’s Section 16 officers and the Chief Audit Executive. All other eligible executives under the plan are considered “Tier 2 Executives.”
Messrs. Brown and Ring are part of the “Tier 1 Executives” and the post-termination change in control benefits for this tier of executives under the plan consist of:
•
a lump sum payment equal to two times the sum of the executive’s annual base salary at the time of termination plus an amount equal to the executive’s highest annual incentive bonus paid or payable, including by reason of deferral, for the two most recently completed years;

•
a lump sum payment equal to 24 times the Company-paid monthly subsidy for group health and dental plans;

•
outplacement services for 12 months provided in accordance with Company guidelines; and any accrued obligations.

In the case of a qualifying termination with or without a Change in Control, an executive must execute and not revoke a release of claims and non-solicitation agreement with the Company in the form provided by the Company to receive benefits (other than the accrued obligations). An executive who is a party to another agreement with the Company that provides severance or severance type benefits upon termination of employment may not receive post-termination benefits under the plan. In addition, no benefits will be paid to the extent they are duplicative of benefits under other plans or agreements with the Company.
The Company, with the approval of its Board (or the Compensation Committee, in accordance with the Company’s bylaws), has the right to amend, modify or terminate the Executive Severance Plan at any time if it determines that it is necessary or desirable to do so.
Potential Post-Employment Payments
Estimated potential payments to members of the Executive Group, upon the termination of their employment, including a termination following a Change in Control, if applicable, are set forth in the Potential Payments Upon Termination or Change in Control table.

Executive Perquisites and Other Benefits
The Company also provides limited perquisites to members of its Executive Group. In accordance with the Company’s vehicle policy, Messrs. Asbury and Ring and Ms. Tedesco are provided with Company- owned and -maintained vehicles for business use, and any personal use thereof is considered a perquisite to the NEO, as reflected in the 2021 All Other Compensation Table. Both Mr. Asbury and Ms. Tedesco receive reimbursement of certain club memberships.
All members of the Executive Group are covered under a financial planning allowance program, which for the NEOs provides for reimbursement of certain financial planning expenses up to a $10,000 (net of taxes) annual limit. In addition, the Company also provides to all members of the Executive Group an executive health program, which for the NEOs includes an annual physical and concierge membership.
In 2021 both Mr. Asbury and Ms. Tedesco had additional security equipment installed at their personal residences, based upon the assessment of personal risk by the Company’s corporate security department. The installation of the cameras was considered a one-time benefit to each executive. Ongoing security monitoring security services are paid directly by the executive.
The Company also provides additional long-term disability coverage to executives who are unable (due to plan restrictions) to obtain the 60% of base salary coverage under the Company’s standard Long-Term Disability benefit. All of the NEOs are covered under this program.
All members of the Executive Group currently have mobile devices, which are considered integral to the performance of their jobs and are paid for by the Company (in accordance with the Company’s cell phone policy).
Other Benefits and Agreements
All members of the Executive Group are eligible to participate in the health and welfare benefit programs available to all of the Company’s employees. These programs include medical, dental, and vision coverages, short- and long-term disability plans, and life insurance. All members of the Executive Group are also eligible to participate in the Employee Stock Ownership Plan sponsored by the Company.
In addition, the Company has a 401(k) profit sharing plan. All members of the Executive Group participate in this plan and are fully vested in their own contributions. The Company’s discretionary matching contributions vest at 100% upon two years of service.
The Company and each of the NEOs are parties to bank owned life insurance (“BOLI”) agreements. Generally, under each BOLI agreement, the Company has applied to a reputable insurance company for an insurance policy on the executive’s life. The insured executive is requested to designate his beneficiary upon death. A death benefit will be paid to the executive’s designated beneficiary, or to his estate, as may be applicable, under the provisions of the applicable agreement, and a death benefit will also be paid to the Company. Any death benefit paid to the Company will be in excess of any death benefit paid to the insured executive’s designated beneficiary.
The Company has entered into BOLI agreements with certain NEOs on three occasions, in 2013, 2015 and 2021, all of which are still in effect. The following table outlines the respective death benefit for each such executive’s designated beneficiary or estate.
Name	2013	2015	2021
John C. Asbury	n/a	n/a	$100,000
Robert M. Gorman	$100,000	$100,000	$100,000
Maria P. Tedesco	n/a	n/a	$100,000
David V. Ring	n/a	n/a	$100,000
M. Dean Brown	n/a	n/a	$100,000

Executive Compensation in 2022
In November 2021, the Compensation Committee conducted an executive compensation review with data and analyses provided by Pearl Meyer, its independent compensation consultant. The purpose of the review is to assess the market competitiveness of current compensation against updated data for the selected peer group of base salaries, short-term and long-term incentive targets to assist in making decisions for 2022. The review indicated that in the aggregate compensation levels fell within the competitive range for each pay component (meaning, plus or minus ten percent of the market median); however, competitive positioning varied by individual executive.
Compensation Levels Relative to Peer Group
Element	Percent of Median
Base Salaries	95%
Actual Total Cash Compensation	100%
Target Total Cash Compensation	96%
Target Total Direct Compensation	96%
In January 2022, the Compensation Committee and Board of Directors met and approved new compensation for Maria Tedesco as a result of her appointment to Chief Operating Officer, in addition to her role as President, effective January 14, 2022. Changes included a new base salary and a change to her long-term incentive target. In February 2022, the Compensation Committee and Board of Directors met and approved new base salaries for the other NEOs. At the same time in February the Compensation Committee also approved and recommended to the Board of Directors for approval a change in the long-term incentive opportunity for Messrs. Asbury and Gorman.
As a result of these approvals the new base salaries and the target incentive opportunities for all NEOs for 2022 are as follows:
Name	2022 Base Salary	2022 % Increase
John C. Asbury	$865,280	4.0%
Robert M. Gorman	$441,619	4.0%
Maria P. Tedesco	$606,434	24.0%
David V. Ring	$409,117	4.0%
M. Dean Brown	$384,706	4.0%
Name	2022 Short-Term Target as % of Base Salary	2022 Long-Term Target as % of Base Salary
John C. Asbury	100%	150%
Robert M. Gorman	65%	105%
Maria P. Tedesco	70%	115%
David V. Ring	50%	75%
M. Dean Brown	45%	75%

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears above in this proxy statement. Based on its reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
Respectfully submitted by the members of the Compensation Committee,
Linda V. Schreiner, Chairman
Jan S. Hoover
Thomas P. Rohman
F. Blair Wimbush

EXECUTIVE COMPENSATION
Summary Compensation Table
The following Summary Compensation Table provides information on the compensation accrued or paid by the Company or its subsidiaries during the years indicated for the NEOs.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
John C. Asbury President and Chief Executive Officer, Atlantic Union Bankshares Corporation and Chief Executive Officer, Atlantic Union Bank	2021	832,000	—	1,245,994	—	1,073,280	—	114,664	3,265,938
	2020	826,667	—	1,123,210	—	871,603	—	126,571	2,948,051
	2019	779,875	—	999,979	—	614,720	—	86,995	2,481,569
Robert M. Gorman EVP and Chief Financial Officer, Atlantic Union Bankshares Corporation	2021	424,634	—	460,564	—	356,056	—	37,786	1,279,040
	2020	422,573	—	424,645	—	269,515	—	30,532	1,147,265
	2019	407,771	—	350,429	—	200,774	—	29,803	988,777
Maria P. Tedesco EVP, Atlantic Union Bankshares Corporation and President, Atlantic Union Bank(4)	2021	489,060	—	836,891	—	441,621	—	58,410	1,825,982
	2020	485,925	—	513,505	—	366,844	—	44,346	1,410,620
	2019	466,875	—	423,206	—	274,814	—	71,645	1,236,540
David V. Ring EVP, Atlantic Union Bankshares Corporation and Commercial Banking Group Executive, Atlantic Union Bank	2021	393,382	—	314,861	—	249,760	—	34,848	922,851
	2020	391,472	—	275,368	—	196,848	—	34,211	897,899
	2019	380,070	—	229,171	—	215,176	—	32,713	857,130
M. Dean Brown EVP, Atlantic Union Bankshares Corporation and Chief Information Officer & Head of Enterprise Operations, Atlantic Union Bank	2021	369,910	—	307,089	—	196,422	—	43,848	917,269
	2020	368,114	—	240,431	—	196,090	—	36,602	841,237
	2019	356,286	—	197,506	—	172,601	—	41,485	767,878

(1)
The amounts reported reflect the aggregate grant date fair value of the awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation. Stock awards consist of both restricted and performance-based awards. The grant date fair value of the performance-based awards in the above table reflects the probable outcome of performance conditions as of the grant date, which was the target level of the awards, which is less than the maximum performance level. The grant date fair values of the portion of the stock awards in the above table that were granted as performance-based awards, if the maximum performance level is achieved, would be as follows:

	2021	2020	2019
Asbury	$1,347,861	$1,347,866	$1,199,990
Gorman	$509,524	$509,588	$420,487
Tedesco	$645,528	$616,234	$507,861
Ring	$354,060	$330,456	$275,005
Brown	$332,946	$287,119	$237,007
For 2021, amount also includes the amount earned above the individual’s targeted incentive amount under the MIP for 2020 that was paid in a restricted stock award in 2021 with a one-year vesting requirement. Restricted awards vest over periods ranging from one to three years. For valuation and discussion of the assumptions related to restricted and performance-based awards, refer to the Company’s 2021 Form 10-K Note 16 “Employee Benefits and Stock Based Compensation” of the notes to the consolidated financial statements.
(2)
Represents cash award for individual and company performance under the MIP based upon achievement of specific goals approved by the Company’s Compensation Committee. Achievement of specific goals and amount of cash award are determined by the Company’s Compensation Committee and submitted to the Company’s Board for approval. For 2020, amount also includes the amount earned above the individual’s targeted incentive amount under the MIP that was paid in a restricted stock award with a one-year vesting requirement.

(3)
The details of the components of this column are provided in a separate table below.

(4)
Title as of December 31, 2021. Effective January 14, 2022, Ms. Tedesco was promoted to Executive Vice President of the Company and President and Chief Operating Officer of Atlantic Union Bank

2021 ALL OTHER COMPENSATION TABLE
Name	Company Contributions to Retirement and 401(k) Plans ($)	Dividends on Restricted Stock Awards(1) ($)	Other Plan Payments(2) ($)	BOLI Income ($)	Other Benefits(3) ($)	Total ($)
John C. Asbury	11,600	36,144	19,303	61	47,556	114,664
Robert M. Gorman	11,600	12,926	5,888	434	6,938	37,786
Maria P. Tedesco	11,600	12,661	7,942	81	26,126	58,410
David V. Ring	11,600	8,551	5,875	69	8,753	34,848
M. Dean Brown	11,600	8,230	4,447	84	19,487	43,848

(1)
The executives receive the same cash dividends on restricted shares as holders of regular common stock.

(2)
Represents contributions made by the Company to the Employee Stock Ownership Plan on behalf of the individuals. Also includes premiums paid on supplemental long-term disability benefits for each executive under the Supplemental Individual Disability Plan.

(3)
Represents income associated with the personal use of Company owned vehicles for Messrs. Asbury and Ring and Ms. Tedesco, financial planning services for Messrs. Asbury and Brown, executive health benefits for all NEOs, and country club dues for Mr. Asbury and Ms. Tedesco. Also includes the income associated with the installation of security cameras at the residences of Mr. Asbury and Ms. Tedesco.

Stock Option Grants and Stock Awards in 2021
The Grants of Plan-Based Awards in 2021 table and the Outstanding Equity Awards at Fiscal Year End 2021 table provide information for both non-equity and equity incentive plan awards, if any, and all other stock option grants and stock awards. The awards made to each NEO are also included in the Summary Compensation Table and represent a portion of the long-term incentive compensation available to the executive for the period January 2021 through December 2023.
The following table provides information with regard to the stock awards granted during 2021 (and reported as Stock Awards in the Summary Compensation Table) and the annual cash incentive compensation award opportunity for 2021 for the NEOs.

GRANTS OF PLAN — BASED AWARDS IN 2021
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock Option and Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John C. Asbury	N/A	83,200	832,000	1,248,000	—	—	—	—	—
	2/23/2021	—	—	—	1,794	17,938	35,876	—	673,933
	2/23/2021	—	—	—	—	—	—	11,958	449,262
	3/15/2021	—	—	—	—	—	—	3,054	122,801
Robert M. Gorman	N/A	27,601	276,012	414,018	—	—	—	—	—
	2/23/2021	—	—	—	678	6,781	13,562	—	254,762
	2/23/2021	—	—	—	—	—	—	4,521	169,854
	3/15/2021	—	—	—	—	—	—	894	35,948
Maria P. Tedesco	N/A	34,234	342,342	513,513	—	—	—	—	—
	2/23/2021	—	—	—	859	8,591	17,182	—	322,764
	2/23/2021	—	—	—	—	—	—	5,728	215,201
	3/15/2021	—	—	—	—	—	—	1,217	48,936
	12/9/2021	—	—	—	—	—	—	7,299	249,991
David V. Ring	N/A	19,669	196,691	295,037	—	—	—	—	—
	2/23/2021	—	—	—	471	4,712	9,424	—	—
	2/23/2021	—	—	—	—	—	—	3,141	118,007
	3/15/2021	—	—	—	—	—	—	493	19,824
M. Dean Brown	N/A	16,646	166,460	249,689	—	—	—	—	—
	2/23/2021	—	—	—	443	4,431	8,862	—	—
	2/23/2021	—	—	—	—	—	—	2,954	110,982
	3/15/2021	—	—	—	—	—	—	737	29,635

(1)
Represents cash award for individual and Company performance under the MIP based upon achievement of specific goals. The annual cash incentive award earned by the NEOs in 2021 under the MIP, which were paid partly in cash and partly in restricted stock, are shown in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” Maximum represents the potential payout for performance that exceeds expectations.

(2)
Reflects performance share unit awards. The awards vest based on the achievement of TSR compared to companies comprising the KBW Regional Banking Index at the end of a three-year performance period. Vesting of the performance share unit awards can range from a threshold of 10% (for relative TSR equal to the 25th percentile of the peer banks) to a target of 100% (for relative TSR equal to 50th percentile of the peer banks) to a maximum of 200% (for relative TSR equal to 100th percentile). Vesting for performance between the stated percentiles is calculated using straight line interpolation. Relative TSR below the 25th percentile of the peer banks will result in no vesting of the performance share unit awards. Any stock units earned will be paid during the first two and a half months after the end of the performance period.

(3)
Reflects time-based restricted stock awards.

(4)
The amounts reported reflect the aggregate grant date fair value of the awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation — Stock Compensation. The grant date per share fair value for both the restricted and performance-based awards was based on the per share closing price of the Company’s common stock on the grant date. The grant date fair value of the performance-based awards in the above table reflects the probable outcome of performance conditions as of the grant date, which was the target level of the awards, which is less than the maximum performance level. For valuation and discussion of the assumptions related to restricted and performance-based awards, refer to the Company’s 2021 Form 10-K Note 16 of the notes to the consolidated financial statements on “Employee Benefits and Stock Based Compensation”.
The following table shows certain information regarding outstanding awards for non-vested stock (includes restricted and performance stock) at December 31, 2021 for the NEOs. None of the NEOs held any outstanding stock options as of December 31, 2021. This table discloses outstanding awards whose ultimate value is unknown and has not been realized (i.e., dependent on future results of certain measures).
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2021
		STOCK AWARDS
Name	Grant Date or Performance Period	Number of Shares of Stock That Have Not Vested(1) (#)	Market Value of Shares of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (2) ($)
John C. Asbury	2/22/2018	5,449	203,193	—	—
	2/21/2019	3,727	138,980	—	—
	2/20/2020	8,487	316,480	—	—
	2/23/2021	11,958	445,914	—	—
	3/15/2021	3,054	113,884	—	—
	1/1/2019 – 12/31/2021	—	—	16,769	625,316
	1/1/2020 – 12/31/2022	—	—	19,097	712,127
	1/1/2021 – 12/31/2023	—	—	17,938	668,908
Robert M. Gorman	2/22/2018	1,803	67,234	—	—
	2/21/2019	1,306	48,701	—	—
	2/20/2020	3,208	119,626	—	—
	2/23/2021	4,521	168,588	—	—
	3/15/2021	894	33,337	—	—
	1/1/2019 – 12/31/2021	—	—	5,876	219,116
	1/1/2020 – 12/31/2022	—	—	7,220	269,234
	1/1/2021 – 12/31/2023	—	—	6,781	252,863
Maria P. Tedesco	2/21/2019	1,577	58,806	—	—
	2/20/2020	3,880	144,685	—	—
	2/23/2021	5,728	213,597	—	—
	3/15/2021	1,217	45,382	—	—
	12/9/2021	7,299	272,180	—	—
	1/1/2019 – 12/31/2021	—	—	7,097	264,647
	1/1/2020 – 12/31/2022	—	—	8,731	325,579
	1/1/2021 – 12/31/2023	—	—	8,591	320,358
David V. Ring	2/22/2018	1,363	50,826	—	—
	2/21/2019	854	31,846	—	—
	2/20/2020	2,080	77,563	—	—
	2/23/2021	3,141	117,128	—	—
	3/15/2021	493	18,384	—	—
	1/1/2019 – 12/31/2021	—	—	3,843	143,305
	1/1/2020 – 12/31/2022	—	—	4,682	174,592
	1/1/2021 – 12/31/2023	—	—	4,712	175,710
M. Dean Brown	2/22/2018	1,258	46,911	—	—
	2/21/2019	736	27,445	—	—
	2/20/2020	1,816	67,719	—	—
	2/23/2021	2,954	110,155	—	—
	3/15/2021	737	27,483	—	—
	1/1/2019 – 12/31/2021	—	—	3,312	123,504
	1/1/2020 – 12/31/2022	—	—	4,088	152,442
	1/1/2021 – 12/31/2023	—	—	4,431	165,232

(1)
This column represents restricted stock awards. Restricted awards vest over one to four years from date of grant.

(2)
The market value of the stock awards that have not vested, as shown in the above table, was determined based on the per share closing price of the Company’s common stock on December 31, 2021 ($37.29). The shares subject to performance vesting are reported in this table at the target level of achievement in accordance with the SEC rules.

(3)
This column represents performance share unit awards. The performance-based shares ultimately received by an NEO are based upon the achievement of specific goals. The actual payout of shares, if any, will be determined by a non-discretionary formula which measures the Company’s performance over a three-year period and is subject to approval by the Company’s Compensation Committee in its sole discretion for such three-year periods.

Stock Option Exercises and Stock Vested in 2021
The following table provides information that is intended to enable investors to understand the value of the equity realized by the NEOs upon the vesting of stock during the most recent fiscal year.  None of the NEOs exercised any options during 2021.
OPTION EXERCISES AND STOCK VESTED IN 2021
	Restricted Stock Awards		Performance Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John C. Asbury	17,126	631,803	15,691	561,424
Robert M. Gorman	5,969	220,100	5,192	185,770
Maria P. Tedesco	3,517	128,159	3,381	118,808
David V. Ring	3,258	119,607	3,925	140,437
M. Dean Brown	3,905	144,249	3,621	129,559
The value realized is the gross number of shares that vested multiplied by the closing stock price of the Company’s common stock on the date of vesting. For purposes of this table, where a vesting date was a non-business day, the Company’s common stock closing price on the business day prior to the vesting date was used.
Deferred Compensation Plans
The Company offers a nonqualified deferred compensation plan administered by the Virginia Bankers Association (“VBA”) Benefits Corporation under which eligible executives and non-employee directors may elect annually to defer compensation paid to them by the Company. The VBA’s nonqualified deferred compensation plan is a defined contribution plan under which contributions are posted to the participant’s account and the account is credited with earnings commensurate with the elected investments. These investments are held in a “rabbi trust” administered by the VBA Benefits Corporation. The funds are to be held in the rabbi trust until such time as the executive or director is entitled to receive a distribution.

The following table summarizes the nonqualified deferred compensation for the NEOs.
NONQUALIFIED DEFERRED COMPENSATION FOR 2021
Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(2) ($)
John C. Asbury	—	—	—	—	—
Robert M. Gorman	64,800	—	8,152	—	72,952
Maria P. Tedesco	—	—	—	—	—
David V. Ring	177,022	—	(158)	—	176,864
M. Dean Brown	—	—	—	—	—

(1)
These amounts are included in the 2021 Total Compensation for each NEO in the Summary Compensation Table.

(2)
Of the amounts disclosed in this column, no amounts were previously reported as compensation to the NEO in a Summary Compensation Table prior to 2021.

Retirement Plans
The Company does not participate in a defined benefit retirement plan; however, the Company does have a defined contribution plan for all eligible employees, including the members of the Executive Group. This plan is known formally as the Atlantic Union Bankshares Corporation 401(k) Profit Sharing Plan, or informally as the 401(k) Plan. All members of the Executive Group currently participate in the 401(k) Plan. Each NEO participant is fully vested in his or her own contributions to the 401(k) Plan. The Company provides discretionary matching contributions to plan participants. The Company’s matching contributions are fully vested after two years.
Post-employment Compensation
As discussed in the Compensation Discussion and Analysis above, Messrs. Asbury and Gorman were covered at the end of the year under certain employment agreements and management continuity agreements or “change in control” agreements with the Company, as the same may have been amended or restated. In addition, as of December 31, 2021, Messrs. Brown and Ring and Ms. Tedesco were all eligible to receive benefits under the Company’s Executive Severance Plan. The following table provides the estimated potential payments that would be due to each of the executives under certain termination scenarios, if termination had occurred as of December 31, 2021. Under no current scenario will any executive officer be entitled to a tax gross-up provision if his or her payment exceeds IRS limits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Name	Benefit	Before Change in Control Termination Without Cause or for Good Reason	After Change in Control Termination Without Cause or for Good Reason	Death Benefits	Disability Benefits(1)
John C. Asbury	Post-Termination Compensation	$2,737,280	$4,883,840	$416,000	$—
	Early vesting of Restricted Stock	—	1,218,451	1,218,451	1,218,451
	Health care benefits continuation	18,960	18,960	9,480	9,480
	Early vesting of Performance Stock	—	2,006,351	1,323,037	1,323,037
	Total Value	$2,756,240	$8,127,602	$2,966,968	$2,550,968
Robert M. Gorman	Post-Termination Compensation	$1,205,324	$1,917,436	$212,317	$—
	Early vesting of Restricted Stock	—	437,486	437,486	437,486
	Health care benefits continuation	9,720	19,440	—	9,720
	Early vesting of Performance Stock	—	741,213	482,893	482,893
	Total Value	$1,215,044	$3,115,575	$1,132,696	$930,099
Maria P. Tedesco	Post-Termination Compensation	$930,681	$1,861,362	$—	$—
	Early vesting of Restricted Stock	734,650	734,650	734,650	734,650
	Health care benefits continuation	8,640	17,280	—	—
	Early vesting of Performance Stock	588,486	910,585	588,486	588,486
	Total Value	$2,262,457	$3,523,877	$1,323,136	$1,323,136
David V. Ring	Post-Termination Compensation	$643,142	$1,286,284	$—	$—
	Early vesting of Restricted Stock	295,747	295,747	295,747	295,747
	Health care benefits continuation	9,720	19,440	—	—
	Early vesting of Performance Stock	318,270	493,608	318,270	318,270
	Total Value	$1,266,879	$2,095,079	$614,017	$614,017
M. Dean Brown	Post-Termination Compensation	$566,332	$1,132,664	$—	$—
	Early vesting of Restricted Stock	279,712	279,712	279,712	279,712
	Health care benefits continuation	9,720	19,440	—	—
	Early vesting of Performance Stock	280,209	441,178	280,209	280,209
	Total Value	$1,145,961	$1,892,970	$559,921	$559,921

(1)
In addition to the amounts shown, each of the NEOs would be eligible upon disability to receive annual long-term disability benefits equal to 60% of their base salary under the Atlantic Union Bankshares Corporation Long Term Disability Plan and Supplemental Individual Disability Plan.

CEO COMPENSATION PAY RATIO
The additional information below describes the relationship of the CEO’s annual total compensation to the annual total compensation of a median employee of the Company as required by SEC rules. As permitted under SEC rules, we are using the same median employee identified last year for this year’s disclosure.
The following approach was previously utilized to identify the median of the annual total compensation of all of the Company’s employees, other than the CEO. As of December 31, 2020, the Company’s employee population consisted of approximately 1,931 individuals with 100% of the individuals located in the United States. This population consisted of all of the Company’s full-time and part-time employees. The median of the annual total compensation of all employees (excluding the CEO) was determined by looking at the total of all salaries, wages, bonuses, and all other earnings as reported in the payroll records of the Company from January 1, 2020 to December 31, 2020. Using this compensation measure, which was consistently applied to all employees, the median employee of the Company was identified.
The 2021 annual total compensation of the median employee was determined by adding together the same components of compensation that are required to be included in the Summary Compensation Table included herein for the CEO and other NEOs.

The comparison of the annual total compensation of the median employee as described above to the annual total compensation of the CEO as reported in the “Total” column of the Summary Compensation Table included herein results in the following:
•
The annual total compensation of the median employee for 2021 was $46,397.

•
The annual total compensation of Mr. Asbury, the CEO, for 2021 was $3,265,938.

•
The ratio of the annual total compensation of the median employee to the CEO is 1:70.

This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
DISCLOSURE OF CERTAIN LEGAL PROCEEDINGS
Each of the Company’s directors and executive officers has certified that for a period of the preceding ten years he or she has not been involved in any legal proceedings that could reflect on his or her competence and integrity to serve as a director or executive officer, or in any of the following types of legal proceedings: any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity; any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws and regulations, or any settlement of such actions; and, any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.
INTEREST OF DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS
The Company monitors certain relationships and related party transactions by requiring each director and executive officer to notify the Company’s General Counsel in advance of any potential transactions that may be considered a transaction with a related party. The Company has adopted a formal Related Party Transaction Policy to ensure compliance with this requirement, NASDAQ rules, and SEC regulations. The Related Party Transaction Policy and the charter of the Company’s Audit Committee require that the Audit Committee approve any related party transactions, as defined in Item 404 of Regulation S-K under the Exchange Act. In connection with the Audit Committee’s review, it is advised of the material facts relating to the transaction and makes a determination whether it is in the best interests of the Company to engage in the transaction. In addition, each director and executive officer completes an annual questionnaire where they are expected to disclose any potential transactions with related parties.
Certain directors and officers of the Company and its subsidiaries and members of their immediate families, and corporations, partnerships and other entities with which such persons are associated, are customers of the Company’s wholly owned bank subsidiary, Atlantic Union Bank, or its registered investment adviser Dixon, Hubard, Feinour & Brown, Inc. As such, these persons engaged in transactions with the Company and its subsidiaries in the ordinary course of business during 2021 and will have additional transactions with these companies in the future. All loans extended and commitments to lend by Atlantic Union Bank to such persons have been made in the ordinary course of business upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and do not involve more than the normal risk of collection or present other unfavorable features.
DELINQUENT SECTION 16(a) REPORTS
Pursuant to Section 16(a) of the Exchange Act, directors, certain officers, and beneficial owners of greater than 10% of the Company’s common stock are required to file reports with the SEC indicating their holdings of and transactions in the Company’s common stock. To the Company’s knowledge, these insiders of the Company complied with all SEC filing requirements during 2021, except that each of the Company’s independent directors filed a late filing on Form 4 on October 5, 2021, one day after the applicable statutory deadline, due to a processing error of the Company.
OTHER MATTERS
As of the date of this proxy statement, the Board of Directors of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with the recommendation of the Board of Directors.
SHAREHOLDER PROPOSALS
In order for a shareholder proposal to be considered for possible inclusion in the 2023 proxy statement, it must comply with SEC Rule 14a-8 and be received by the Company on or before November 22, 2022. To be considered for presentation at the 2023 annual meeting of shareholders, although not included in the Company’s proxy statement, notice of such proposal must comply with the Company’s bylaws and must be received by the Company no earlier than the close of business on January 3, 2023 and no later than the close of business on February 2, 2023. All shareholder proposals should be sent to the attention of the Company’s Corporate Secretary, Atlantic Union Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219. The proxy solicited by the Board for the 2023 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal by this deadline, in writing delivered to the Company’s Corporate Secretary.
ADDITIONAL INFORMATION
“Householding” of Proxy Materials.   The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement (with separate proxy cards for each shareholder sharing the same address) to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You may notify the Company by sending a written request to the Company’s Corporate Secretary, Atlantic Union Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219.
Annual Report to Shareholders.   The Company’s 2021 Annual Report to Shareholders, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (without exhibits), as filed with the SEC, is being mailed with this proxy statement to those shareholders that receive a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability, this proxy statement and the 2021 Annual Report to Shareholders are available at: http://www.edocumentview.com/AUB. You may also obtain a copy of the Company’s 2021 Annual Report to Shareholders, without charge, by sending a written request to: Investor Relations, Atlantic Union Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219. The Company will provide copies of the exhibits to the Annual Report on Form 10-K for the year ended December 31, 2021 upon receipt of a request addressed to Investor Relations at the foregoing address and payment of a reasonable fee.

Atlantic Union Bankshares

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2022 Annual Meeting Proxy Card

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A Proposals — The Board of Directors of Atlantic Union Bankshares Corporation (the "Company") recommends a vote FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3. The proposals are as follows:

Nominee	For	Against	Abstain
01 - John C. Asbury	☐	☐	☐
02 - Patrick E. Corbin	☐	☐	☐
03 - Daniel I. Hansen	☐	☐	☐
04 - Jan S. Hoover	☐	☐	☐
05 - Thomas P. Rohman	☐	☐	☐
06 - Thomas G. Snead, Jr.	☐	☐	☐
07 - Ronald L. Tillett	☐	☐	☐
08 - Keith L. Wampler	☐	☐	☐
09 - F. Blair Wimbush	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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MMMMMMMMMMMM 000004ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext000000000.000000 ext000000000.000000 ext C123456789000000000.000000 ext000000000.000000 ext000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1ADD 2ADD 3ADD 4ADD 5ADD 6Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters – here’s how to vote!You may vote online or by phone instead of mailing this card.Votes submitted online or by phone by ESOP participants must be received by 3:00 p.m., Eastern Time, on April 28, 2022.OnlineGo to www.envisionreports.com/AUB or scan the QR code — login details are located in the shaded bar below.PhoneCall toll free 1-800-652-VOTE (8683) within the USA, US territories and CanadaSave paper, time and money! Sign up for electronic delivery at www.envisionreports.com/AUB q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q1.To elect nine directors to serve until the 2023 annual meeting of shareholders:ForAgainst AbstainForAgainst AbstainForAgainst Abstain 01- John C. Asbury 04 - Jan S. Hoover 07 - Ronald L. Tillett 02- Patrick E. Corbin 05 - Thomas P. Rohman 08 - Keith L. Wampler 03- Daniel I. Hansen06 - Thomas G. Snead, Jr. 09 - F. Blair Wimbush 2.To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022 ForAgainst AbstainForAgainst Abstain3.To approve, on an advisory (non-binding) basis, the Company’sexecutive compensation 4.To transact such other business as may properly come before the meeting or any adjournments or postponements thereofPlease sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box. C 1234567890J N T1 U P X5 3 6 4 7 6

The 2022 Annual Meeting of Shareholders of Atlantic Union Bankshares Corporation will be held on Tuesday, May 3, 2022, 10:00 a.m. Eastern Time, virtually via the Internet at meetnow.global/MW9HGLMTo attend the virtual meeting as a shareholder and vote during the meeting, you must have a control number (i.e., the information that is printed in the shaded bar located on the reverse side of this form or provided to you by Computershare).Notice to Atlantic Union Bankshares Corporation ESOP Participants. The shares represented by this proxy include any shares allocated to your account in the Atlantic Union Bankshares Corporation Employee Stock Ownership Plan and Trust (“ESOP”). By signing and returning this proxy or following the instructions for online or telephone voting on the reverse side, you will also be voting all the shares of Atlantic Union Bankshares Corporation allocated to your ESOP account. If you do not vote the shares represented by this proxy, the trustee will vote the shares allocated to your ESOP account in the same proportion as it votes the shares of ESOP participants who have voted, subject to the trustee’s fiduciary duties. You cannot vote your ESOP shares in person at the meeting. Your voting instructions to the ESOP trustee will be held in strict confidence and will not be revealed to any employee or director of the Company.Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held May 3, 2022.The materials are available at: www.envisionreports.com/AUBq IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q+Annual Meeting of Shareholders to be held May 3, 2022This Proxy is solicited by the Board of Directors of Atlantic Union Bankshares Corporation.John C. Asbury and Rachael R. Lape, or either of them (each a "Proxy"), with the full power to act alone, the true and lawful attorneys-in-fact of the signing shareholder, each with the power of substitution, are hereby authorized to represent and vote the shares of such shareholder, with all the powers which such shareholder would possess if personally present at the Annual Meeting of Shareholders of Atlantic Union Bankshares Corporation to be held on May 3, 2022 or at any postponements or adjournments thereof.Shares represented by this proxy will be voted as directed by the shareholder on the accompanying proxy. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3.The Proxies, in their discretion, are further authorized to vote upon such other business as may properly come before the 2022 Annual Meeting of Shareholders and any postponements or adjournments thereof.(Items to be voted appear on reverse side)Change of Address — Please print new address below.Comments — Please print your comments below.Meeting AttendanceMark box to the right if you plan to attend the Annual Meeting.+